PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 11, 2000)
                                 $130,000,000
[LOGO]
SONIC
AUTOMOTIVE/TM/

             5 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009

                               ----------------

                                 THE OFFERING

      Sonic Automotive, Inc. is offering the notes at an issue price of $1,000 per note. The notes will mature on May 7, 2009. We will pay interest on the notes semiannually in arrears on May 7 and November 7 of each year, beginning November 7, 2002. The notes will be our unsecured senior subordinated obligations and will rank equally with all of our senior subordinated obligations. The notes will be subordinated to all our existing and future senior indebtedness. The notes will not be guaranteed by any of our subsidiaries.

                          CONVERTIBILITY OF THE NOTES

      Holders may convert each $1,000 principal amount of their notes into
21.3379 shares of our Class A common stock, subject to adjustment, only if (1) the sale price of our Class A common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) the notes are called for redemption, or (3) specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and Class A common stock in an amount described herein. Our Class A common stock currently trades on the New York Stock Exchange under the symbol "SAH." On May 1, 2002, the last reported sale price of our Class A common stock on the NYSE was $36.05 per share.

  PURCHASE OF THE NOTES UPON A CHANGE IN CONTROL AT THE OPTION OF THE HOLDER

      Upon a change in control of Sonic Automotive, Inc., as defined in the indenture governing the notes, each holder may require us to repurchase for cash all or a portion of the holder's notes, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

                     REDEMPTION OF THE NOTES AT OUR OPTION

      We may redeem all or a portion of the notes at any time on or after May 7, 2005 at the redemption prices set forth in this prospectus supplement.

      INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-16 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 6 OF THE PROSPECTUS.

                               ----------------


                                                     PER NOTE    TOTAL
                                                     --------    -----
Public Offering Price (1)...........................   100%   $130,000,000
Underwriting Discount...............................     3%     $3,900,000
Proceeds, before expenses, to Sonic Automotive, Inc.    97%   $126,100,000

      (1)Plus accrued interest from May 7, 2002, if settlement occurs after that date


      The underwriters may also purchase up to an additional $19,500,000 aggregate principal amount of notes within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about May 7, 2002.
                               ----------------
MERRILL LYNCH & CO.
                                   BANC OF AMERICA SECURITIES LLC
                          (SOLE BOOK-RUNNING MANAGER)
                                                (CO-LEAD MANAGER)
                              WACHOVIA SECURITIES

                               ----------------

            The date of this prospectus supplement is May 1, 2002.

                              TABLES OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                       PAGE
                                                       ----
About This Prospectus Supplement......................  S-2
Cautionary Notice Regarding Forward-Looking Statements  S-3
Where You Can Find More Information About Sonic.......  S-4
SEC Review............................................  S-5
Prospectus Supplement Summary.........................  S-6
Summary Consolidated Financial and Operating Data..... S-14
Risk Factors.......................................... S-16
Ratio of Earnings To Fixed Charges.................... S-35
Use of Proceeds....................................... S-35
Capitalization........................................ S-36
Description of Notes.................................. S-37
Certain United States Tax Considerations.............. S-59
Underwriting.......................................... S-67
Legal Matters......................................... S-69
Experts............................................... S-69

                                  PROSPECTUS

                                                       PAGE
                                                       ----
About This Prospectus.................................   3
Where You Can Find More Information About Sonic.......   3
Cautionary Notice Regarding Forward-Looking Statements   5
The Company...........................................   6
Risk Factors..........................................   6
Use of Proceeds.......................................  25
Ratios of Earnings to Fixed Charges...................  25
Description of Debt Securities........................  25
Description of Capital Stock..........................  35
Description of Warrants...............................  42
Certain Manufacturer Restrictions.....................  43
Selling Stockholders..................................  45
Plan of Distribution..................................  46
Legal Matters.........................................  47
Experts...............................................  48

                       ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the offering and the notes. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

      If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we state otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

      In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections.

The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table of contents above. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains numerous "forward-looking statements" within the meaning of the Private Litigation Securities Reform Act of 1995. These forward-looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

     .  future acquisitions;

     .  industry trends;

     . general economic trends, including employment rates and consumer confidence levels;

     .  vehicle sales rates and same store sales growth;

     .  our financing plans; and

     .  our business and growth strategies.

      You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could materially adversely affect actual results and performance include those risk factors contained herein or incorporated by reference, such as:

     . our ability to generate sufficient cash flows or obtain additional financing to support acquisitions, capital expenditures, and general operating activities;

     . the reputation and financial condition of vehicle manufacturers whose brands we represent, and their ability to design, manufacture, deliver and market their vehicles successfully;

     . our relationships with manufacturers which may affect our ability to complete additional acquisitions;

     . changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements, and environmental laws;

     . general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, and the level of consumer spending;

     . high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire; and

     . our ability to successfully integrate recent and potential future acquisitions.

      You should rely only on the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities
(1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

      No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus supplement or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus supplement or for the offering.

      Except as otherwise indicated, all references in this prospectus supplement to "we," "us," "our," "our company" or "Sonic" means Sonic Automotive, Inc., excluding, unless otherwise expressly stated or the context otherwise required, its subsidiaries.

                WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at l-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission's web site is HTTP://WWW.SEC.GOV. Information that we file with the Commission may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission), until the termination of this offering:

      (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (excluding Exhibit 99.1 to such report);

      (2)  Our Current Report on Form 8-K dated January 15, 2002;

      (3)  Our Current Report on Form 8-K dated April 15, 2002; and

      (4) The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

      We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus supplement (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Todd Atenhan, Director of Investor Relations, P.O. Box 18747, Charlotte, North Carolina 28218, Telephone (888) 766-4218.

                                  SEC REVIEW

      The SEC is currently reviewing a registration statement on Form S-3 we filed recently to register the issuance of up to an aggregate of $300 million of our debt and equity securities, as well as guarantees by certain of our subsidiaries. As a result of the SEC's review of that registration statement, we may be required to change the description of our business and other information from that in this prospectus supplement, the accompanying prospectus and the documents and information we incorporate into this prospectus supplement by reference. In addition, comments by the SEC on our financial data incorporated by reference into this prospectus supplement or the accompanying prospectus may require modification or reformulation of our financial data. Consequently, the information in this prospectus supplement, the accompanying prospectus and the documents and information we incorporate into this prospectus supplement or the accompanying prospectus by reference may differ from the information included in future public filings.

                         PROSPECTUS SUPPLEMENT SUMMARY

                            SONIC AUTOMOTIVE, INC.

      We are the second largest automotive retailer in the United States, as measured by total revenue. As of April 30, 2002, we operated 185 dealership franchises at 134 dealership locations, representing 35 different brands of cars and light trucks, and 44 collision repair centers in 15 states. We have grown from 10 stores, six collision centers, eight brands in four states since our initial public offering in November 1997. Through December 31, 2001, our five-year compound annual growth rates are 86% for revenues, 115% for net income and 63% for earnings per share. Our dealerships provide comprehensive services including (1) sales of both new and used cars and light trucks, (2) sales of replacement parts and performance of vehicle maintenance, warranty, paint and repair services and (3) arrangement of extended warranty contracts and financing and insurance ("F&I") for our automotive customers. We were incorporated in Delaware in 1997.

      As compared to automotive manufacturers, we and other automotive retailers exhibit relatively low earnings volatility. This is primarily due to a higher ratio of variable costs that allows us to manage the majority of our expenses, such as advertising, sales commissions and vehicle carrying costs, as demand patterns change. We also have a greater diversity in our sources of revenues compared to automobile manufacturers. In addition to new vehicle sales, our revenues are derived from the sale of used vehicles and parts, service and collision repair, which carry higher gross margins and are less sensitive to economic cycles and seasonal influences than are new vehicle sales. The following charts depict the diversity of our sources of revenue and gross profit for the year ended December 31, 2001:

                                    [CHART]

             Revenue                                 Gross Profit

New Vehicles                60%             Parts, service
Used Vehicles               25%              and collision repair     37%
Parts, service                              New Vehicles              31%
 and collision repair       12%             Finance and Insurance     19%
Finance and Insurance        3%             Used Vehicles             13%




                              RECENT DEVELOPMENTS

MASSEY ACQUISITION

      On March 29, 2002, we acquired 15 automobile dealerships owned directly or indirectly by Donald E. Massey in a series of related transactions. The acquired dealerships are located in California, Colorado, Florida, North Carolina, Michigan, Tennessee and Texas, and sell the following brands of new vehicles: Buick, Cadillac, Chevrolet, GMC, Oldsmobile, Pontiac, Rolls Royce/Bentley and Saab. As part of the Massey acquisition, we acquired the inventory, equipment and certain other assets of 10 automobile dealerships for approximately $95.8 million in cash and assumed approximately $108.8 million in vehicle floor plan debt. Sonic did not acquire all of the ordinary course of business assets of these dealerships, such as accounts receivable, and also did not assume any ordinary course of business liabilities, such as accounts payable and other accrued liabilities. Accordingly, the amount of consideration for this asset purchase transaction may not reflect normal working capital investment in dealership operations.

      Sonic also acquired all of the outstanding shares of three corporations that operate 5 Massey dealerships for approximately $14.3 million in cash and 1,470,588 shares of Sonic's Class A common stock. These shares had an aggregate fair market value of approximately $44.1 million based on the $29.98 closing price of Sonic's Class A common stock on the New York Stock Exchange on March 28, 2002. For purchase accounting purposes, however, Sonic valued the 1,470,588 shares of Class A common stock issued in these transactions at approximately $38.0 million. The total number of shares issued in the Massey acquisition is subject to adjustment based upon indemnification or other obligations of the sellers that arise within 90 days of the closing date. The shares of Sonic's Class A common stock issued in the Massey acquisition are subject to certain contractual limitations on resale for a period of two years following the closing date of the acquisition.

      The total purchase price for the Massey acquisition was based on Sonic's internally determined valuation of the dealerships and their assets. The cash portion of the purchase price for the Massey acquisition was provided by cash generated from Sonic's existing operations and borrowings under Sonic's revolving credit facility. In addition to the assets acquired above, Sonic also acquired one parcel of real property located in Houston, Texas for approximately $4.0 million in cash. This purchase was financed by cash generated from Sonic's existing operations and by borrowings under Sonic's construction/mortgage credit facility.

OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2002

      REVENUES AND NET INCOME. Our total revenues for the quarter ended March 31, 2002 were $1.6 billion, compared to $1.5 billion for the first quarter of 2001, an increase of 9.6%. Our net income for the quarter ended March 31, 2002 was $22.1 million, or $0.52 per diluted share, compared to $13.4 million, or $0.33 per diluted share, for the comparable period of the prior year -- a 57.6% increase. The results for 2002 reflect the new accounting standards regarding goodwill, which became effective for Sonic on January 1, 2002. Net income before goodwill amortization for the quarter ended March 31, 2001 was $16.8 million, or $0.40 per share. On a comparable accounting basis, net income increased 31.7% and earnings per share increased 30.0% for the quarter.

      EBITDA. Our EBITDA for the quarter ended March 31, 2002 was $46.8 million compared to $40.0 million for the first quarter of 2001. See "Summary Consolidated Financial and Operating Data" for our definition of EBITDA.

      DISCONTINUED OPERATIONS. On January 1, 2002, Sonic adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets.'' Under the provisions of this standard, the results of operations of dealerships we disposed of during the quarter and any dealerships we have classified as held for sale at the end of the quarter are now reflected in discontinued operations on our income statement. Earnings per share from continuing operations for the first quarter 2002 was $0.53 compared to $0.36 for the same quarter last year. We dispose of dealership operations that do not meet our return criteria for retention. Although our divestiture activities are largely completed, we expect to dispose of another four to six dealership operations in the coming quarters. We believe these disposal activities have had a positive impact on our profitability, margins, returns on capital and the availability of qualified management for continuing operations.

      SAME STORE SALES TRENDS. On a same store basis, total revenues decreased 3.1% for the quarter. New vehicle same store sales were down 1.3%, compared to an industry-wide decline in new vehicle unit sales of 4.5% for the quarter. Excluding our Northern California operations, new vehicle same store sales increased 3.2% while used vehicle same store sales were down 11.4% for the quarter. Same store parts, service and collision repair revenues increased 3.2% for the quarter, while same store parts, service and collision repair gross profits increased 7.2%. Same store finance and insurance revenues for the quarter were flat compared to the same quarter last year, although per unit finance and insurance gross profits increased 7.38%. Overall, same store gross profit dollars remained unchanged compared to the same period last year, despite lower same store vehicle sales. Same store gross margins increased from 14.9% in last year's first quarter to 15.5% in the first quarter of 2002. Same store contribution to profits after flooring interest costs increased 7.1% for the quarter compared to the same quarter last year.

      BRAND AND GEOGRAPHIC DIVERSITY. Our top ten brands for the quarter based on new vehicle revenues were Ford (16.2%), GM (15.4%), Honda (14.2%), Toyota (12.1%), BMW (10.8%), Chrysler (7.2%), Lexus (5.1%), Nissan (4.7%), Mercedes
(3.6%) and Volvo (3.1%). Our top ten markets for the quarter based on total revenues were Houston (13.2%), San Francisco (12.3%), Los Angeles (8.4%), Charlotte (7.8%), Dallas (7.4%), San Jose (5.2%), Tampa (4.4%), Columbus (4.3%), Tulsa (3.8%) and Atlanta (3.4%). During the first quarter of 2002, we closed on 22 acquisitions, including the Massey Acquisition. In addition, we have announced the acquisition or pending acquisition of five dealerships. Each of these dealerships is in a market where we have existing operations.

                               BUSINESS STRATEGY

      FURTHER DEVELOP STRATEGIC MARKETS AND BRANDS. Our growth strategy has been focused on metropolitan markets, predominantly in the Southeast, Southwest, Midwest and California, that on average are experiencing population growth that exceeds the national average. Where practicable, we also seek to acquire franchises that we believe have above average sales prospects. We have a dealership portfolio of 35 American, European and Asian brands. A majority of our dealerships are either luxury or mid-line import brands. Our dealership network is organized into regional dealership groups. We operate dealerships in the following regional areas:

                                 AS OF DECEMBER 31, 2001        AS OF APRIL 30, 2002
                           ------------------------------------ --------------------
                           NUMBER OF NUMBER OF  PERCENT OF 2001 NUMBER OF NUMBER OF
                            STORES   FRANCHISES TOTAL REVENUES   STORES   FRANCHISES
                           --------- ---------- --------------- --------- ----------
Northern California.......     18        23           20%           18        23
Houston...................     10        12           12%           12        14
Southern California/Nevada     16        18           10%           23        30
Dallas....................      4         4            8%            6         6
North Carolina............      9        14            8%           11        16
West Florida..............      8         8            7%            8         8
Birmingham/Tennessee......     10        13            6%            9        12
Ohio......................      7        12            5%            7        12
Alabama...................      8        16            5%            8        16
Oklahoma..................      6         6            5%            6         6
Mid-Atlantic..............      5         6            4%            5         6
South Carolina............      7        12            4%            6        10
Georgia...................      3         3            3%            3         3
East Florida..............      4         8            3%            7        13
Detroit...................     --        --            --            3         5
Denver....................     --        --            --            2         5
                           --------- ---------- --------------- --------- ----------
Total.....................    115       155          100%          134       185
                              ===       ===          ====          ===       ===

      We believe that further consolidation in the auto retailing industry is likely and we intend to seek acquisitions consistent with our operating strategy. We generally seek to acquire larger, well managed multiple franchise dealerships or multiple dealership groups located in metropolitan or high growth suburban markets. We also look to acquire smaller, single franchise dealerships that will allow us to capitalize upon professional management practices and provide greater breadth of products and services in our markets. We believe that attractive acquisition opportunities continue to exist for dealership groups with the capital and experience to identify, acquire and professionally manage dealerships.

      The automotive retailing industry remains highly fragmented. We believe our "hub and spoke" acquisition strategy will allow us to realize economies of scale, offer a greater breadth of products and services and increase brand diversity. We also intend to acquire dealerships that have underperformed the industry average but represent attractive franchises or have attractive locations that would immediately benefit from our professional management.

      . INCREASE SALES OF HIGHER MARGIN PRODUCTS AND SERVICES. We continue to pursue opportunities to increase our sales of higher-margin products and services by expanding the following:

      RETAIL USED VEHICLES: Retail used vehicle sales typically generate higher gross margins than new vehicle sales due to limited comparability among used vehicles and the somewhat subjective nature of their valuation. Our experience indicates that there are typically opportunities at acquired dealerships to improve all aspects of used vehicle operations and used vehicle inventory control. Retail used vehicle unit sales accounted for approximately 37.0% of our new and used vehicle unit sales for the year ended December 31, 2001 and 36.2% of our new and used vehicle unit sales for the year ended December 31, 2000.

      FINANCE AND INSURANCE: Each sale of a new or used vehicle provides us the opportunity to earn financing fees and to sell extended warranty service contracts. We currently offer a wide range of nonrecourse financing, leasing and insurance products to our customers. We believe there are opportunities at acquired dealerships to increase earnings from the sale of finance, insurance and warranty products. As a result of our size and scale, we have also negotiated higher commissions on the origination of customer vehicle financing, insurance policies and extended warranty contracts. On a per vehicle basis, our F&I revenue for the year ended December 31, 2001 increased 12.1% to $846 compared to 2000.

      PARTS, SERVICE & REPAIR: Each of our dealerships offers a fully integrated service and parts department. Manufacturers permit warranty work to be performed only at franchised dealerships. As a result, our dealerships are uniquely qualified to perform work covered by manufacturer warranties on increasingly complex vehicles. We believe we can continue to grow our profitable parts and service business by using variable rate pricing structures, focusing on customer service and efficiently managing our parts inventory.

      In addition, we operated collision repair centers at 44 locations at April 30, 2002. We recently added two regional managers to oversee these operations. We believe we can improve these operations by capitalizing on the synergies between our franchised dealerships and our collision repair centers. These synergies include access to customer networks, ready access to parts and the ability to share employees.

      . EMPHASIZE EXPENSE CONTROL. We continually focus on controlling expenses and expanding margins at the dealerships we acquire and integrate into our organization. Approximately 63.1% of our selling, general and administrative expenses for the year ended December 31, 2001 were variable. We are able to adjust these expenses as the operating or economic environment impacting our dealerships changes. We manage these variable costs, such as advertising (7.0% of selling, general and administrative expenses) and non-salaried compensation (50.1%) expenses, so that they are generally related to vehicle sales and can be adjusted in response to changes in vehicle sales volume. Salespersons, sales managers, service managers, parts managers, service advisors, service technicians and all other non-clerical dealership personnel are paid either a commission or a modest salary plus commissions. In addition, management compensation is tied to individual dealership profitability and stock price appreciation through stock options.

      . EFFECTIVELY MANAGE INVENTORY LEVELS. Maintaining appropriate levels of both vehicle and parts inventories has a direct impact on profitability. We believe that vehicle gross margins decline as inventory levels increase and more pressure is exerted on the sales staff to close deals. In addition, net profitability is negatively affected by the higher costs (floor plan interest and insurance) of carrying that inventory. We have implemented financial reporting systems that give us the ability to analyze our vehicle inventory on a consolidated basis. Inventory management is also a key component of the various incentive programs we have implemented at our dealerships. During 2001, we reduced our new vehicle inventory levels from 68.1 days supply at the beginning of the year to 45.4 days supply at year end and our used vehicle inventory levels from 40.1 days supply at the beginning of the year to 35.1 days supply at the end of the year.

      . TRAIN, DEVELOP AND MOTIVATE QUALIFIED MANAGEMENT. We believe that our well-trained dealership personnel are key to our long-term prospects. We require all of our employees, from service technicians to regional vice presidents, to participate in in-house training programs each year. We have expanded our Sonic Dealer Academy to include modules not only for our dealer operators but also for general sales managers and fixed operations managers. We believe that our comprehensive training of all employees and professional, multi-tiered management structure provide us with a competitive advantage over other dealership groups. This training and organizational structure provides high-level supervision over the dealerships, accurate financial reporting and the ability to maintain effective controls as we expand. In order to motivate management, we employ an incentive compensation program for each officer, vice president and dealer operator, a portion of which is provided in the form of Sonic stock options with additional incentives based on the performance of individual profit centers. We believe that this organizational structure, together with the opportunity for promotion within our large organization and for equity participation, serves as a strong motivation for our employees.

      . ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION. We focus on maintaining high levels of customer satisfaction. Our personalized sales process is designed to satisfy customers by providing high-quality vehicles in a positive, "consumer friendly" buying environment. Some manufacturers offer specific performance incentives on a per vehicle basis if certain Customer Satisfaction Index ("CSI") levels (which vary by manufacturer) are achieved by a dealer. In addition, all manufacturers consider CSI scores in approving acquisitions. In order to keep management focused on customer satisfaction, we include CSI results as a component of our incentive compensation programs. Our success in this area is evident by the number of manufacturer awards our dealerships have received. In 2001, a number of our dealerships received their respective manufacturer's highest award for customer satisfaction, including BMW's Center of Excellence award, Chrysler's Five Star Certification, the Lexus Elite Award, Toyota's President's Award, Honda's President's Award and Infiniti's Reward of Excellence.

      . MANAGEMENT INFORMATION SYSTEMS. Our dealerships process their financial and operating data through their individual dealer management systems using software provided by ADP, Inc., Reynolds & Reynolds, Co. or UCS, Inc. We then consolidate the data received from our dealers using an exclusive private communication network. We aggregate the information at our corporate headquarters using Hyperion financial systems. This technology allows us to quickly integrate the information from a new acquisition. Using our private network, we upload the financial and operational data of a newly acquired dealership and thereby efficiently integrate the acquired dealership into our operational strategy.

      . CUSTOMER RELATIONSHIP MANAGEMENT. We believe that we can increase customer loyalty and reduce marketing costs by using Customer Relationship Management ("CRM") software to more efficiently target our advertising communications. We expect these systems to allow us to capture a greater percentage of our targeted customers' automotive spending. We are implementing a standardized system throughout our dealership network to allow us access to centralized information. We completed our pilot program and have successfully deployed our CRM system in approximately 50% of our dealerships.

                                 THE OFFERING

Issuer....................   Sonic Automotive, Inc.

Notes Offered.............   $130,000,000 aggregate principal amount
                             ($149,500,000 aggregate principal amount if the underwriters exercise their over-allotment option in full) of 5 1/4% Convertible Senior Subordinated
                             Notes due 2009.

Offering Price............   100% of the principal amount of each note plus
                             accrued interest, if any, from May 7, 2002.

Maturity..................   May 7, 2009.

Interest..................   5 1/4% per year on the principal amount, payable
                             semi-annually in arrears on May 7 and November 7 of each year, beginning November 7, 2002.

Conversion Rights.........   For each $1,000 principal amount of notes
                             surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive
                             21.3379 shares of our Class A common stock
                             (assuming no adjustments in the conversion rate).
                             In lieu of delivering shares of our Class A common stock upon conversion of all or any portion of our notes, we may elect to pay holders surrendering notes cash or a combination of cash and shares of our Class A common stock for the notes surrendered.

                             The conversion rate may be adjusted for certain reasons specified in the indenture. Upon conversion, a holder will not receive any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by shares of Class A common stock received by the holder on conversion. See "Description of Notes--Conversion Rights."

                             Holders may surrender notes for conversion into our shares of Class A common stock in any fiscal quarter commencing after June 30, 2002, if, as of the last day of the preceding fiscal quarter, the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the conversion price per share of Class A common stock on the last day of such preceding fiscal quarter. If this condition is satisfied, then the notes will be convertible at any time, at the option of the holder, through maturity. The conversion price per share as of any day will equal 46.87, subject to any adjustments to the conversion rate through that day.

                             On or before May 7, 2007, a holder also may convert its notes into shares of our Class A common stock at any time after a 10 consecutive trading-day period in which the average of the trading prices for the notes for that 10 trading-day period was less than 103% of the average conversion value for the notes during that period. Conversion value is equal to the product of the closing sale price for our shares of Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each $1,000 principal amount of notes is then convertible.

                             Notes or portions of notes in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make certain distributions to our stockholders with a per share value of more than 15% of the sale price of our Class A common stock on the date immediately preceding the declaration of the distribution, or if we are a party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes--Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on May 7, 2009.

Use of Proceeds...........   We estimate that the net proceeds from the
                             offering will be approximately $125.8 million and $144.7 million if the underwriters exercise their overallotment option in full. We intend to use the net proceeds of the offering to repay a portion of the amounts outstanding under our revolving credit facility, which may be reborrowed.

Ranking...................   The notes will be unsecured obligations and will
                             rank equal in right of payment to all our existing and future senior subordinated indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the security. The notes will be subordinated to our revolving credit facility, floor plan facilities, construction/mortgage facility and other senior indebtedness. The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full. As of March
                             31, 2002, after giving effect to this offering and our use of proceeds, we would have had approximately $299.1 million of debt which would have been senior or secured (excluding floor plan debt), $200 million of debt ranking pari passu to the notes and approximately $5.5 million of unsecured subordinated debt. All such debt (other than the subordinated debt) is also guaranteed by substantially all of our subsidiaries.

Sinking Fund..............   None.

Optional Redemption.......   We may redeem the notes in whole or in part at any
                             time after May 7, 2005, on at least 30 days', and no more than 60 days', notice at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest to, but excluding the redemption date. See "Description of Notes--Redemption of Notes at Our Option."

Change in Control.........   Upon a change in control (as defined in the
                             indenture governing the notes) of Sonic, each holder may require us to purchase all or a portion of the holder's notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the date of purchase. See "Description of Notes--Change in Control Permits Purchase of
                             Notes by Us at the Option of the Holder."

Trading Although the notes will be registered, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

DTC Eligibility...........   The notes will be issued in minimum denominations
                             of $1,000 and integral multiples of $1,000 in fully registered book-entry form and will be represented by one or more permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes--Book-Entry System."

Risk Factors..............   See "Risk Factors" and the other information
                             included and incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Trading of our Class A
  Common Stock............   Our Class A common stock is traded on the New York
                             Stock Exchange under the symbol "SAH."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

      The summary consolidated income statement data for the years ended December 31, 1999, 2000 and 2001 and the summary consolidated balance sheet data as of December 31, 2000 and 2001 are derived from Sonic's audited financial statements, which are incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 1999 is derived from Sonic's audited financial statements, which are not included or incorporated by reference in this prospectus supplement. This summary consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Sonic's Consolidated Financial Statements and the related notes thereto, incorporated by reference in this prospectus supplement.

      We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our financial statements the results of operations of acquired dealerships prior to the date they were acquired by us. The Summary Consolidated Financial and Operating Data of Sonic discussed below reflect the results of operations and financial position of each of our dealerships acquired prior to December 31, 2001. As a result of the effects of our acquisitions and other potential factors in the future, the Summary Consolidated Financial and Operating Data set forth below is not necessarily indicative of the results of operations and financial position of Sonic in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

                                                                          YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                                1999                 2000              2001
                                                             ----------           ----------        ----------
                                                         (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS
INCOME STATEMENT DATA:
Revenues:
New vehicles............................................ $1,962,129           $3,499,546         $3,772,133
Used vehicles...........................................    651,461            1,174,660          1,174,064
Wholesale vehicles......................................    250,794              430,513            418,006
                                                             ----------           ----------        ----------
Total vehicle sales.....................................  2,864,384            5,104,719          5,364,203
Parts, service and collision repair.....................    364,184              687,975            783,830
Finance, insurance and other............................     82,771              162,751            189,325
                                                             ----------           ----------        ----------
Total revenues..........................................  3,311,339            5,955,445          6,337,358
Cost of sales...........................................  2,843,800            5,064,505          5,362,623
                                                             ----------           ----------        ----------
Gross profit............................................    467,539              890,940            974,735
Selling, general and administrative expenses............    340,030              659,109            747,656
Depreciation and amortization...........................     11,699               22,714             25,790
                                                             ----------           ----------        ----------
Operating income........................................    115,810              209,117            201,289
Other income and expense:
Interest expense, floor plan............................     22,536               47,108             35,501
Interest expense, other.................................     21,586               42,244             35,869
Other income............................................      1,286                  107                124
                                                             ----------           ----------        ----------
Total other expense, net................................     42,836               89,245             71,246
                                                             ----------           ----------        ----------
Income before income taxes..............................     72,974              119,872            130,044
Provision for income taxes..............................     28,325               45,700             50,715
                                                             ----------           ----------        ----------
Net income.............................................. $   44,649           $   74,172         $   79,329
                                                             ==========           ==========        ==========
Diluted income per share................................ $     1.27           $     1.69         $     1.91
                                                             ==========           ==========        ==========
Weighted average diluted common shares outstanding......     35,248               43,826             41,609
Ratio of earnings to fixed charges(a)...................       3.4x                 3.0x               3.3x
OTHER FINANCIAL DATA:
EBITDA(b)............................................... $  106,259           $  184,830         $  191,703
Capital expenditures.................................... $   21,548           $   73,171         $   43,600
Ratio of EBITDA to interest expense, other(b)...........       4.9x                 4.4x               5.3x
MARGIN DATA:
EBITDA margin(b)........................................        3.2%                 3.1%               3.0%
Gross profit margin.....................................       14.1%                15.0%              15.4%
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents............................... $   83,111           $  109,325         $  127,943
Inventories.............................................    630,857              773,785            664,258
Total current assets....................................    835,567            1,032,731            956,296
Goodwill, net...........................................    592,670              668,782            738,103
Total assets............................................  1,501,102            1,784,576          1,805,926
Total current liabilities (including current maturities)    657,910              818,321            737,253
Notes payable--floor plan...............................    517,575              684,718            587,914
Total long-term debt(c).................................    425,894              493,309            519,963
Stockholders' equity....................................    402,573              450,922            517,261

--------
(a)Fixed charges is defined as interest (other than interest expense related to notes payable-floor plan) and such portion of rent expense determined to be representative of the interest factor. The ratio of earnings to fixed charges is calculated by adding fixed charges to income before income taxes and minority interest and dividing the sum by fixed charges.
(b)EBITDA is defined as earnings before interest (other than interest expense related to notes payable-floor plan), taxes, depreciation, and amortization. While EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, we have included it herein to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements. These measures may not be comparable to similarly titled measures reported by other companies.
(c)Long-term debt, including current portion, includes the payable to our Chairman, which is subordinated to the notes. See Sonic's Consolidated Financial Statements and the related notes incorporated by reference in this prospectus supplement.

                                 RISK FACTORS

      THE FOLLOWING IS A BRIEF DESCRIPTION OF CERTAIN RISKS RELATED TO THIS OFFERING. WE ENCOURAGE YOU TO CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT, INCLUDING THE RISK FACTORS SET FORTH BELOW, AND THOSE IN OUR MOST RECENT QUARTERLY OR ANNUAL REPORT.

THE NOTES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS.

      The payment of the principal of, premium, if any, and interest on the notes will be subordinated to the prior payment in full of all of our existing and future senior indebtedness. In the event of a liquidation, dissolution, reorganization or any similar proceeding, our assets will be available to pay obligations on the notes only after senior indebtedness has been paid in full. Therefore, there may not be sufficient assets to pay amounts due on all or any of the notes.

      In addition, we may not:

       . pay principal of, premium, if any, interest on or any other amounts owing in respect of the notes; or

       . purchase, redeem or otherwise retire the notes, if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, and the acceleration has been rescinded or the senior indebtedness has been repaid in full.

      Moreover, under certain circumstances, if any non-payment default exists with respect to senior indebtedness, we may not make any payments on the notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of Notes--Ranking of Notes."

      The notes will be unsecured senior subordinated obligations and, as such, will be subordinated in right of payment with all of the other existing and future senior indebtedness incurred by us and PARI PASSU in right of payment to all of the existing and future senior subordinated indebtedness incurred by us. As of March 31, 2002, after giving effect to the offering and application of the estimated net proceeds of the offering:

       . we would have had approximately $299.1 million of debt which is senior or secured and guaranteed by our subsidiaries;

       . we would have had $200.0 million of debt ranking PARI PASSU to the notes as to Sonic, but which is guaranteed by our subsidiaries;

       .  we would have had $5.5 million of unsecured subordinated debt; and

       . our subsidiaries would also have had approximately $797.6 million of secured floor plan indebtedness, which would be effectively senior to the notes since the notes will not be guaranteed by any of our subsidiaries.

      Our indebtedness is described in the footnotes to our audited financial statements contained in our annual report on Form 10-K which is incorporated by reference in this prospectus supplement. The notes will not be secured by any of our, or our subsidiaries', assets. Our floor plan indebtedness is secured by vehicle inventory and proceeds from the sale of that inventory. The indebtedness under our revolving facility is secured by:

       . our pledge of all the capital stock, membership interests and partnership interests of all of our dealership subsidiaries (to the extent that such a pledge is permitted by the applicable manufacturer);

       . guarantees by all of our subsidiaries that are, in turn, secured by a lien on all of the assets of these subsidiaries; and

       . a lien on all of our other assets, except for real estate owned by us or our subsidiaries.

      In the event of a default on the notes or our bankruptcy, liquidation or reorganization, these assets will be available to satisfy the obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the notes. Therefore, there may not be sufficient assets to pay amounts due on all or any of the notes.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

      Our cash flow and ability to service the notes will depend, in large part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. Most of our operating subsidiaries are primary obligors under our floor plan facilities. In addition, although our operating subsidiaries will not be providing guarantees in connection with the notes, they do guarantee our indebtedness under our revolving credit facility, other senior debt and our 11% Senior Subordinated Notes due 2008. In addition, our subsidiaries have, and in the future may become parties to, financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Our indenture does not restrict such provisions or prohibit us or our subsidiaries from incurring debt or other obligations, including senior indebtedness, under the indenture. As a result of the factors described herein, the notes are effectively subordinated to the obligations of our subsidiaries. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR STOCK PRICE, WHICH MAY SIGNIFICANTLY AFFECT THE TRADING PRICE OF THE NOTES.

      Fluctuations in the trading price of our Class A common stock will affect the trading price of the notes. The stock market in general has from time to time experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand or other factors may have a significant effect on the market price of our Class A common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors could cause the price of our Class A common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

SHARES ELIGIBLE FOR FUTURE PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

      The 12,029,375 shares of Class B common stock (which is convertible into Class A common stock) owned beneficially by our stockholders at December 31, 2001, the shares of Class A common stock underlying options granted by us under our stock option plans and our shares issued privately in acquisitions, including the Massey acquisition, may be resold in the public market in the future. The shares of Class B common stock and the shares issued in connection with some of our acquisitions, including in the Massey acquisition, are subject to registration rights. In addition, such shares, as well as shares issued by us in other acquisitions, can be sold freely under Rule 144 or Rule 145, subject to volume limitations for shares held by affiliates or shares held for less than two years. Shares issued in future acquisitions may also be subject to registration rights. In addition, shares underlying our options have generally been registered on Form S-8. No prediction can be made as to the effect that resale of such shares (or their ability for resale) will have on the market price for the Class A common stock prevailing from time to time. The resale of substantial amounts of Class A common stock, or the perception that such resales may occur, could materially and adversely affect prevailing market prices for the Class A common stock, and thus the notes. We have agreed not to issue, and all executive officers and directors and certain of our stockholders have agreed not to resell any equity securities during the 90 day period beginning with the date of this prospectus supplement, subject to certain exceptions. See "Underwriting--No Sales of Similar Securities."

WE MAY NOT BE ABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL.

      Upon the occurrence of specified change of control events, we are required to offer to purchase the notes at a price of 100% of their principal amount plus accrued interest. We may not have sufficient financial resources to purchase all of the notes that holders may tender to us upon a change of control. In certain circumstances, our lenders also have the right to prohibit any purchases by us of the notes, in which case we would be in default on the notes.

WE DEPEND UPON THE OPERATIONS OF OUR SUBSIDIARIES.

      Our ability to make interest and principal payments when due to holders of the notes depends upon the receipt of sufficient funds from our subsidiaries. The notes are our obligations. Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our cash flow and net income are generated by our subsidiaries.

WE DO NOT EXPECT A PUBLIC MARKET FOR THE NOTES TO DEVELOP AFTER COMPLETION OF THE OFFERING.
      There currently is no trading market and there can be no assurance as to the liquidity of any market for the notes that may develop, the ability of holders of the notes to sell their notes, or the prices at which holders of the notes would be able to sell their notes. If markets were to exist, the notes could trade at prices higher or lower than their initial purchase prices depending on many factors. We do not intend to apply for listing of the notes on any securities exchange or for quotation on the National Association of Securities Dealers Automated Quotation System.

OUR SIGNIFICANT INDEBTEDNESS COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR FINANCIAL OBLIGATIONS.

      As of March 31, 2002, our total outstanding indebtedness was approximately $1,418.3 million, including the following:

       . $405.5 million under a revolving credit agreement (the "Revolving Facility") with Ford Motor Credit Company ("Ford Motor Credit"), Chrysler Financial Company, LLC ("Chrysler Financial") and Toyota Motor Credit Corporation ("Toyota Credit") with a borrowing limit of $600 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic;

       . $428.9 million under a standardized secured inventory floor plan facility (the "Ford Floor Plan Facility") with Ford Motor Credit;

       . $296.1 million under a standardized secured floor plan facility (the "Chrysler Floor Plan Facility") with Chrysler Financial;

       . $21.4 million under a standardized secured floor plan facility (the "Toyota Floor Plan Facility") with Toyota Credit;

       . $51.2 million under a standardized secured floor plan facility (the "GMAC Floor Plan Facility" and, together with the Ford Floor Plan Facility, the Toyota Floor Plan Facility and the Chrysler Floor Plan Facility, the "Floor Plan Facilities") with General Motors Acceptance Corporation ("GMAC");

       . $195.8 million in 11% Senior Subordinated Notes due 2008 representing $200.0 million in aggregate principal amount less unamortized discount of approximately $4.2 million; and

       . $19.4 million of other secured debt, including $11.5 million under a revolving real estate acquisition and new dealership construction line of credit (the "Construction Loan") and a related mortgage refinancing facility (the "Permanent Loan" and, together with the Construction Loan, the "Mortgage Facility") with Ford Motor Credit.

      As of March 31, 2002, we had approximately $107.7 million available for additional borrowings under the Revolving Facility, based on a borrowing base calculated on the basis of our receivables, inventory and equipment and certain additional collateral pledged by an affiliate of Sonic. We are paying down revolving debt with the proceeds of this offering, but this revolving debt may be reborrowed. We also had approximately $88.5 million available for additional borrowings under the Mortgage Facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under the Floor Plan Facilities. In addition, the indentures relating to our senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

      The degree to which we are leveraged could have important consequences to the holders of our securities, including the following:

       . our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

       . a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our senior subordinated notes, borrowings under the Revolving Facility and the Floor Plan Facilities and other indebtedness, thereby reducing the funds available to us for our operations and other purposes;

       . some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

       . the indebtedness outstanding under our credit facilities is secured by a pledge of substantially all the assets of our dealerships; and

       . we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

      In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

OUR FUTURE OPERATING RESULTS DEPEND ON OUR ABILITY TO INTEGRATE ACQUISITIONS INTO OUR OPERATIONS.

      Our future operating results depend on our ability to integrate the operations of our recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our systems, procedures and structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business. We acquired 72 dealerships in 1999, 11 in 2000, 12 in 2001 and 22 to date in 2002.

      We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, due to:

       . the difficulties of managing operations located in geographic areas where we have not previously operated;

       . the management time and attention required to integrate and manage newly acquired dealerships;

       .  the difficulties of assimilating and retaining employees; and

       .  the challenges of keeping customers.

      These factors could have a material adverse effect on our financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS MAY HINDER OUR ABILITY TO INCREASE REVENUES AND EARNINGS.

      The automobile retailing industry is considered a mature industry in which minimal growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships, as well as on our ability to manage expansion, control costs in our operations and consolidate both past and future dealership acquisitions into existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

       . incurring significantly higher capital expenditures and operating expenses;

       . failing to assimilate the operations and personnel of the acquired dealerships;

       .  entering new markets with which we are unfamiliar;

       .  potential undiscovered liabilities at acquired dealerships;

       .  disrupting our ongoing business;

       .  diverting our limited management resources;

       .  failing to maintain uniform standards, controls and policies;

       . impairing relationships with employees, manufacturers and customers as a result of changes in management;

       . causing increased expenses for accounting and computer systems, as well as integration difficulties; and

       . failing to obtain a manufacturer's consent to the acquisition of one or more of its dealership franchises.

      We may not adequately anticipate all of the demands that our growth will impose on our systems, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. If we cannot adequately anticipate and respond to these demands, our business could be materially harmed.

      Failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership.

      Installing new computer systems has disrupted existing operations in the past as management and salespersons adjust to new technologies. We cannot assure you that we will overcome these risks or any other problems encountered with either our past or future acquisitions.

AUTOMOBILE MANUFACTURERS EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS AND WE ARE DEPENDENT ON THEM TO OPERATE OUR BUSINESS.

      Each of our dealerships operates pursuant to a franchise agreement with the applicable automobile manufacturer or manufacturer authorized distributor. We are significantly dependent on our relationships with these manufacturers. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer.

      Vehicles manufactured by the following manufacturers accounted for the indicated approximate percentage of our new vehicle revenue for the year ended December 31, 2001:

                   PERCENTAGE OF
               HISTORICAL NEW VEHICLE
                    REVENUES FOR
                   THE YEAR ENDED
MANUFACTURER     DECEMBER 31, 2001
------------   ----------------------
Ford..........          18.6%
Honda.........          13.0%
General Motors          12.2%
Toyota........          11.3%
BMW...........          10.7%
Chrysler......           8.3%
Lexus.........           5.3%
Nissan........           5.3%

      No other manufacturer accounted for more than five percent of our new vehicle sales during 2001. A significant decline in the sale of Ford, Honda, Chrysler, General Motors, BMW, Toyota, Nissan or Lexus new vehicles could have a material adverse effect on our revenue and profitability.

      Manufacturers exercise a great degree of control over the operations of our dealerships. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management and other material breaches of the franchise agreements.

      Manufacturers may also have a right of first refusal if we seek to sell dealerships. We believe that we will be able to renew at expiration all of our existing franchise agreements, other than our Oldsmobile and Plymouth franchise agreements. DaimlerChrysler phased out the Plymouth division effective October 1, 2001 and General Motors is in the process of phasing out the Oldsmobile division. Neither of these actions will materially affect us.

       . We cannot assure you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

       . If a manufacturer is allowed under state franchise laws to terminate or decline to renew one or more of our significant franchise agreements, this action could have a material adverse effect on our results of operations.

       . Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our results of operations.

       . Manufacturers allocate their vehicles among dealerships generally based on the sales history of each dealership. Consequently, we also depend on the manufacturers to provide us with a desirable mix of popular new vehicles. These popular vehicles produce the highest profit margins and tend to be the most difficult to obtain from the manufacturers.

       . Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs may materially adversely affect our profitability. Some of these programs include:

           .  customer rebates on new vehicles;

           .  dealer incentives on new vehicles;

           .  special financing or leasing terms;

           .  warranties on new and used vehicles; and

           . sponsorship of used vehicle sales by authorized new vehicle dealers.

ADVERSE CONDITIONS AFFECTING ONE OR MORE MANUFACTURERS MAY NEGATIVELY IMPACT OUR PROFITABILITY.

      The success of each of our dealerships depends to a great extent on the manufacturers':

       .  financial condition;

       .  marketing;

       .  vehicle design;

       .  production capabilities;

       .  management; and

       .  labor relations.

      Nissan, Chrysler and Volvo have had significant difficulty in the U.S. market in the recent past. If any of our manufacturers, particularly Ford, Honda, Chrysler, General Motors, BMW, Toyota, Nissan, or Lexus were unable to design, manufacture, deliver and market their vehicles successfully, the manufacturer's reputation and our ability to sell the manufacturer's vehicles could be adversely affected.

      Events such as strikes and other labor actions by unions, or negative publicity concerning a particular manufacturer or vehicle model, may materially and adversely affect our results of operations. Similarly, the delivery of vehicles from manufacturers later than scheduled, which may occur particularly during periods when new products are being introduced, can reduce our sales. Although we have attempted to lessen our dependence on any one manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile manufacturers, adverse conditions affecting manufacturers, Ford, Honda, Chrysler, General Motors, BMW, Toyota, Nissan or Lexus in particular, could have a material adverse effect on our results of operations. In the event of a strike, we may need to purchase inventory from other automobile dealers at prices higher than we would be required to pay to the affected manufacturer in order to carry an adequate level and mix of inventory. Consequently, strikes or other adverse labor actions could materially adversely affect our profitability.

MANUFACTURER STOCK OWNERSHIP/ISSUANCE RESTRICTIONS LIMIT OUR ABILITY TO ISSUE ADDITIONAL EQUITY TO MEET OUR FINANCING NEEDS.

      Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. Our manufacturers have agreed to permit trading in Sonic's Class A common stock. A number of manufacturers impose restrictions on the transferability of the Class A common stock.

       . Honda may force the sale of our Honda or Acura franchises if (1) an automobile manufacturer or distributor acquires securities having 5% or more of the voting power of Sonic's securities, (2) an individual or entity that has either a felony criminal record or a criminal record relating solely to dealings with an automobile manufacturer, distributor or dealership acquires securities having 5% or more of the voting power of Sonic's securities or (3) any individual or entity acquires securities having 20% or more of the voting power of Sonic's securities and Honda reasonably deems such acquisition to be detrimental to Honda's interests in any material respect.

       . Ford may cause us to sell or resign from one or more of our Ford, Lincoln or Mercury franchises if any person or entity (other than O. Bruton Smith and any entity controlled by him) acquires or has a binding agreement to acquire securities having 50% or more of the voting power of Sonic's securities.

       . General Motors and Infiniti may force the sale of their respective franchises if 20% of more of Sonic's voting securities are similarly acquired.

       . Toyota may force the sale of one or more of Sonic's Toyota or Lexus dealerships if (1) an automobile manufacturer or distributor acquires securities, or the right to vote securities by proxy or voting agreement, having more than 5% of the voting power of Sonic's securities, (2) any individual or entity acquires securities, or the right to vote securities by proxy or voting agreement, having more than 20% of the voting power of Sonic's securities, (3) there is a material change in the composition of Sonic's Board of Directors that Toyota reasonably concludes will be materially incompatible with Toyota's interests or will have an adverse effect on Toyota's reputation or brands in the marketplace or the performance of Sonic or its Toyota and Lexus dealerships, (4) there occurs an extraordinary transaction whereby Sonic's stockholders immediately prior to such transaction own in the aggregate securities having less than a majority of the voting power of Sonic or the successor entity, or (5) any individual or entity acquires control of Sonic, Sonic Financial Corporation or any Toyota or Lexus dealership owned by Sonic.

       . Chrysler requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic.

       . Mercedes requires 60 days advance notice to approve any acquisition of 20% or more of Sonic's voting securities.

       . Volkswagen has approved the sale of no more than 25% of the voting control of Sonic, and any future changes in ownership or transfers among Sonic's current stockholders that could affect the voting or managerial control of Sonic's Volkswagen franchise subsidiaries requires the prior approval of Volkswagen.

OTHER MANUFACTURERS MAY IMPOSE SIMILAR OR MORE LIMITING RESTRICTIONS.

      Our lending arrangements also require that holders of Sonic's Class B common stock maintain voting control over Sonic. We are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control of Sonic, it could result in the termination or non-renewal of one or more of our franchise agreements and a default under our credit arrangements. Moreover, these issuance limitations may impede our ability to raise capital through additional equity offerings or to issue our stock as consideration for future acquisitions.

MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS COULD LIMIT OUR FUTURE GROWTH.

      We are required to obtain the consent of the applicable manufacturer before the acquisition of any additional dealership franchises. We cannot assure you that manufacturers will grant such approvals, although the denial of any such approval may be subject to certain state franchise laws.

      Obtaining manufacturer consent for acquisitions could also take a significant amount of time. Obtaining manufacturer approval for our completed acquisitions has taken approximately three to five months. We believe that manufacturer approvals of subsequent acquisitions from manufacturers with which we have previously completed applications and agreements may take less time, although we cannot provide you with assurances to that effect. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership in the event we seek to acquire that dealership franchise.

      If we experience delays in obtaining, or fail to obtain, manufacturer approvals for dealership acquisitions, our growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the manufacturers may consider many factors, including:

       .  our management's moral character;

       .  the business experience of the post-acquisition dealership management;

       .  our financial condition;

       .  our ownership structure; and

       .  manufacturer-determined consumer satisfaction index scores.

      In addition, a manufacturer may seek to limit the number of its dealerships that we may own, our national market share of that manufacturer's products or the number of dealerships we may own in a particular geographic area. These restrictions may not be enforceable under state franchise laws.

       . Our framework agreement with Ford places the following restrictions on our ability to acquire Ford or Lincoln Mercury dealerships:

           . We may not acquire additional Ford or Lincoln Mercury dealerships unless we continue to satisfy Ford's requirement that 80% of our Ford dealerships meet Ford's performance criteria. Beyond that, we may not make an acquisition that would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding five percent of the total Ford or total Lincoln Mercury retail sales of new vehicles in the United States for the preceding calendar year.

           . We may not acquire additional Ford or Lincoln Mercury dealerships in a particular state if such an acquisition would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding five percent of the total Ford or total Lincoln Mercury retail sales of new vehicles in that state for the preceding calendar year.

           . We may not acquire additional Ford dealerships in a Ford-defined market area if such an acquisition would result in our owning more than one Ford dealership in a market having a total of three or less Ford dealerships or owning more than 25% of the Ford dealerships in a market having a total of four or more Ford dealerships. An identical market area restriction applies for Lincoln Mercury dealerships.

       . Our framework agreement with Toyota limits the number of Toyota and Lexus dealerships that we may own on a national level, in each Toyota-defined geographic region or distributor area, and in each Toyota or Lexus-defined metropolitan market. Nationally, the limitations on Toyota dealerships owned by us are for specified time periods and are based on specified percentages of total Toyota unit sales in the United States. In Toyota-defined geographic regions or distributor areas, the limitations on Toyota dealerships owned by us are specified by the applicable Toyota regional limitations policy or distributor's policy in effect at such time. In Toyota-defined metropolitan markets, the limitations on Toyota dealerships owned by us are based on Toyota's metro markets limitation policy then in effect, which currently provides a limitation based on the total number of Toyota dealerships in the particular market. For Lexus, we may own no more than one Lexus dealership in any one Lexus-defined metropolitan market and no more than three Lexus dealerships nationally.

       . Our framework agreement with Honda limits the number of Honda and Acura dealerships that we may own on a national level, in each Honda and Acura-defined geographic zone, and in each Honda-defined metropolitan market. Nationally, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in the United States. In Honda-defined geographic zones, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in each of 10 Honda-defined geographic zones. In Honda-defined metropolitan markets, the limitations on Honda dealerships owned by us are specified numbers of dealerships in each market, which numerical limits vary based mainly on the total number of Honda dealerships in a particular market. For Acura, we may own no more than (A) two Acura dealerships in a Honda-defined metropolitan market, (B) three Acura dealerships in any one of six Honda-defined geographic zones and (C) five Acura dealerships nationally. Honda also prohibits ownership of contiguous dealerships.

       . Mercedes restricts any company from owning Mercedes dealerships with sales of more than three percent of total sales of Mercedes vehicles in the U.S. during the previous calendar year.

       . General Motors currently limits the maximum number of General Motors dealerships that we may acquire to 50% of the General Motors dealerships, by brand line, in a General Motors-defined geographic market area having multiple General Motors dealers.

       . Subaru limits us to no more than two Subaru dealerships within certain designated market areas, four Subaru dealerships within its Mid-America region and 12 dealerships within Subaru's entire area of distribution.

       . BMW currently prohibits publicly held companies from owning BMW dealerships representing more than 10% of all BMW sales in the U.S. or more than 50% of BMW dealerships in a given metropolitan market.

       . Toyota, Honda and Mercedes also prohibit the coupling of a franchise with any other brand without their consent.

      As a condition to granting their consent to our acquisitions, a number of manufacturers required additional restrictions. These agreements principally restrict:

       . material changes in our company or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in our board of directors or management that could have a material adverse effect on the manufacturer's image or reputation or could be materially incompatible with the manufacturer's interests;

       . the removal of a dealership general manager without the consent of the manufacturer; and

       . the use of dealership facilities to sell or service new vehicles of other manufacturers.

      In addition, manufacturer consent to our acquisitions may impose conditions, such as requiring facilities improvements by us at the acquired dealership.

      If we are unable to comply with these restrictions, we generally:

       . must sell the assets of the dealerships to the manufacturer or to a third party acceptable to the manufacturer; or

       .  terminate the dealership agreements with the manufacturer.

      Other manufacturers may impose other and more stringent restrictions in connection with future acquisitions.

      As of April 30, 2002, we owned the following number of franchises for the following manufacturers:

             NUMBER OF               NUMBER OF
MANUFACTURER FRANCHISES MANUFACTURER FRANCHISES
------------ ---------- ------------ ----------
 Cadillac...     23     Hyundai.....     4
 Honda......     14     Mitsubishi..     3
 Chevrolet..     14     Kia.........     3
 Ford.......     14     Audi........     3
 BMW........     10     Pontiac.....     3
 Toyota.....     10     Porsche.....     2
 Nissan.....      9     GMC.........     2
 Chrysler...      8     Infiniti....     1
 Dodge......      8     Acura.......     1
 Volvo......      8     Land Rover..     1
 Jeep.......      7     Subaru......     1
 Mercury....      5     Mazda.......     1
 Oldsmobile.      5     Saab........     1
 Isuzu......      4     Rolls Royce.     1
 Volkswagen.      4     Bentley.....     1
 Lexus......      4     Hino........     1
 Lincoln....      4     Buick.......     1
 Mercedes...      4

OUR FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS AND OUR PROFITABILITY.

      Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer, but which are generally known as customer satisfaction index, or CSI scores. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. Moreover, we cannot assure you that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with the manufacturer's CSI standards. This could materially adversely affect our acquisition strategy. In addition, we receive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

THERE ARE LIMITATIONS ON OUR FINANCIAL RESOURCES AVAILABLE FOR ACQUISITIONS.

      We intend to finance our acquisitions with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements.

       . We cannot assure you that we will be able to obtain additional financing by issuing stock or debt securities.

       . Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

      If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our growth strategy.

      We estimate that as of March 31, 2002, we had approximately $107.7 million available for additional borrowings under the Revolving Facility, based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic (which borrowing base was $513.2 million of the $600.0 million facility at March 31, 2002).

      In addition, we are dependent to a significant extent on our ability to finance our inventory with "floor plan financing." Floor plan financing is how a dealership finances its purchase of new vehicles from a manufacturer. The dealership borrows money to buy a particular vehicle from the manufacturer and pays off the loan when it sells that particular vehicle, paying interest during this period. We must obtain new floor plan financing or obtain consents to assume existing floor plan financing in connection with our acquisition of dealerships.

      Substantially all the assets of our dealerships are pledged to secure our floor plan indebtedness and the indebtedness under the Revolving Facility. In addition, substantially all the real property and assets of our subsidiaries that are constructing new dealerships are pledged under our Mortgage Facility with Ford Motor Credit. These pledges may impede our ability to borrow from other sources.

      Finally, because Ford Motor Credit is associated with Ford, any deterioration of our relationship with one could adversely affect our relationship with the other. The same is true of our relationships with Chrysler and Chrysler Financial, GM and GMAC, and Toyota and Toyota Credit.

ALTHOUGH O. BRUTON SMITH, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HAS PREVIOUSLY FACILITATED OUR ACQUISITION FINANCING, WE CANNOT ASSURE YOU THAT HE WILL BE WILLING OR ABLE TO ASSIST IN OUR FINANCING NEEDS IN THE FUTURE.

      Mr. Smith initially guaranteed obligations under the Revolving Facility. Such obligations were further secured with a pledge of shares of common stock of Speedway Motorsports, Inc. ("SMI") owned by Sonic Financial Corporation ("SFC"), a corporation controlled by Mr. Smith having an estimated value at the time of the pledge of approximately $50.0 million (the "Revolving Pledge"). When the Revolving Facility's borrowing limit was increased to $75.0 million in 1997, Mr. Smith's personal guarantee of Sonic's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place. Mr. Smith was also required by Ford Motor Credit to lend $5.5 million (the "Subordinated Smith Loan") to Sonic to increase our capitalization because the net proceeds from our November 1997 initial public offering were significantly less than expected. In August 1998, Ford Motor Credit released the Revolving Pledge. In November 1999, Ford Motor Credit further increased the borrowing limit under the Revolving Facility to $350.0 million subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a continuing pledge by SFC of five million shares of SMI common stock. Presently, the borrowing limit of the Revolving Facility is $600.0 million, subject to a similar borrowing base, including SFC's continuing pledge of SMI stock.

      Before our acquisition of FirstAmerica Automotive, Inc. ("FirstAmerica"), Mr. Smith guaranteed the obligations of FirstAmerica under FirstAmerica's new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit on this credit facility was approximately $138 million. Mr. Smith had guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of five million shares of SMI common stock owned by SFC. We assumed FirstAmerica's obligations to Ford Motor Credit under our Revolving Facility when we acquired FirstAmerica. Mr. Smith's secured guarantee in favor of Ford Motor Credit guaranteed a portion of our obligations under the Revolving Facility until August 2000. After August 2000, Mr. Smith did not provide a guarantee in favor of the Revolving Facility lenders, but SFC continues to pledge SMI stock as collateral. We cannot assure you that Mr. Smith will be willing or able to provide similar guarantees or credit support in the future to facilitate Sonic's future acquisitions.

AUTOMOBILE RETAILING IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW VEHICLE SALES, AND OUR ACQUISITION STRATEGY WILL AFFECT OUR REVENUES AND EARNINGS.

      The United States automobile dealership industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in our revenues and earnings is likely to be significantly affected by our success in acquiring and integrating dealerships and the pace and size of such acquisitions.

HIGH COMPETITION IN AUTOMOBILE RETAILING REDUCES OUR PROFIT MARGINS ON VEHICLE SALES. FURTHER, THE USE OF THE INTERNET IN THE CAR PURCHASING PROCESS COULD MATERIALLY ADVERSELY AFFECT US.

      Automobile retailing is a highly competitive business. Our competition includes:

       . Franchised automobile dealerships selling the same or similar makes of new and used vehicles that we offer in our markets and sometimes at lower prices than we offer. Some of these dealer competitors may be larger and have greater financial and marketing resources than we do;

       .  Other franchised dealers;

       .  Private market buyers and sellers of used vehicles;

       .  Used vehicle dealers;

       . Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

       .  Service center chain stores; and

       .  Independent service and repair shops.

      Our financing and insurance ("F&I") business and other related businesses, which have higher margins than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties. This competition is increasing as these products are now being marketed and sold over the Internet.

      Gross profit margins on sales of new vehicles have been generally declining since 1986. We do not have any cost advantage in purchasing new vehicles from manufacturers, due to economies of scale or otherwise. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. The following factors could have a significant impact on our business:

       . The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related F&I services, which may further reduce margins for new and used cars and profits for related F&I services. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with Internet car sellers or are spending significant sums on developing their own Internet capabilities, which could materially adversely affect our business.

       . Our revenues and profitability could be materially adversely affected should manufacturers decide to enter the retail market directly.

       . The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on new and used vehicle margins.

       . Some of our competitors may be capable of operating on smaller gross margins than we are, and the on-line auto brokers have been operating at a loss.

       . As we seek to acquire dealerships in new markets, we may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. This competition includes other large dealer groups and dealer groups that have publicly traded equity.

      Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate, although certain state franchise laws may limit such activities by the manufacturers. A similar adverse effect could occur if existing competing franchised dealers increase their market share in our markets. Our gross margins may decline over time as we expand into markets where we do not have a leading position. These and other competitive pressures could materially adversely affect our results of operations.

THE CYCLICAL AND LOCAL NATURE OF AUTOMOBILE SALES MAY ADVERSELY AFFECT OUR PROFITABILITY.

      The automobile industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, fuel prices, the level of discretionary personal income, unemployment rates, interest rates and credit availability. We are in the midst of an industry and general economic slowdown that could materially adversely effect our business.

      Local economic, competitive and other conditions also affect the performance of dealerships. We intend to pursue acquisitions outside of these markets, but our operational focus is on our current markets. As a result, our current results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and Northern California and, to a lesser extent, the Houston and Columbus markets. Sales in our Northern California market represented 20% of our sales for the year ended December 31, 2001. Our results of operations also depend on other factors, such as tax rates and state and local regulations specific to the states in which we currently operate. Sonic may not be able to expand geographically and any such expansion may not adequately insulate it from the adverse effects of local or regional economic conditions.

WE CAN OFFER YOU NO ASSURANCES THAT WE WILL BE ABLE TO CONTINUE EXECUTING OUR ACQUISITION STRATEGY WITHOUT THE COSTS OF FUTURE ACQUISITIONS ESCALATING.

      Although there are many potential acquisition candidates that fit our acquisition criteria, we cannot assure you that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

       .  the availability of suitable acquisition candidates;

       .  competition with other dealer groups for suitable acquisitions;

       .  the negotiation of acceptable terms;

       .  our financial capabilities;

       .  our stock price;

       . the availability of skilled employees to manage the acquired companies; and

       .  general economic and business conditions.

      We may be required to file applications and obtain clearances under applicable federal antitrust laws before completing an acquisition. These regulatory requirements may restrict or delay our acquisitions, and may increase the cost of completing acquisitions.

THE OPERATING AND FINANCIAL CONDITION OF ACQUIRED BUSINESSES CANNOT BE DETERMINED ACCURATELY UNTIL WE ASSUME CONTROL.

      Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Similarly, many of the dealerships we acquire, including in our largest acquisitions, do not have financial statements audited or prepared in accordance with generally accepted accounting principles. As a result, we may not have an accurate understanding of the historical financial condition and performance of our acquired entities. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SONIC AND ITS OFFICERS COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE.

      O. Bruton Smith serves as the chairman and chief executive officer of SMI. Accordingly, Sonic competes with SMI for the management time of Mr. Smith.

      Sonic has in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or other affiliates of Sonic. We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although the majority of such transactions have neither been independently verified in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between Sonic and its officers or directors in the enforcement, amendment or termination of arrangements existing between them.

      Under Delaware law generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is

       (1)one which the corporation is financially able to undertake,

       (2)in the line of the corporation's business,

       (3)of practical advantage to the corporation, and

       (4)one in which the corporation has an interest or reasonable expectancy.

      Accordingly, our corporate insiders are generally prohibited from engaging in new dealership-related business opportunities outside of Sonic unless a majority of Sonic's disinterested directors decide that such opportunities are not in our best interest.

      Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in similar transactions with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of Sonic's independent directors. If not so approved, Sonic must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing. In addition, the terms of the Revolving Facility and Sonic's existing senior subordinated notes restrict transactions with affiliates in a manner similar to Sonic's charter restrictions.

THE LOSS OF KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES COULD ADVERSELY AFFECT OUR OPERATIONS AND GROWTH.

      Our success depends to a significant degree upon the continued contributions of Sonic's management team, particularly its senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our results of operations.

      In addition, as we expand we may need to hire additional managers. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

SEASONALITY OF THE AUTOMOTIVE RETAIL BUSINESS ADVERSELY AFFECTS FIRST QUARTER REVENUES.

      Our business is seasonal, with a disproportionate amount of revenues received generally in the second, third and fourth fiscal quarters.

IMPORT PRODUCT RESTRICTIONS AND FOREIGN TRADE RISKS MAY IMPAIR OUR ABILITY TO SELL FOREIGN VEHICLES PROFITABLY.

      Some of the vehicles and major components of vehicles we sell are manufactured in foreign countries. Accordingly, we are subject to the import and export restrictions of various jurisdictions and are dependent to some extent upon general economic conditions in, and political relations with, a number of foreign countries, particularly Germany, Japan and Sweden. Fluctuations in currency exchange rates may also adversely affect our sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties.

WE ARE SUBJECT TO NUMEROUS LEGAL AND ADMINISTRATIVE PROCEEDINGS.

      In 2001, the Florida Attorney General's Office issued subpoenas to two of our wholly-owned dealership subsidiaries located in Florida. The subpoenas requested, among other things, documentation from the dealerships regarding transactions with customers in the months of January 1999 and June 2000. In subsequent discussions, the Attorney General's office informed each of these dealership subsidiaries that it was investigating allegations of fraud against customers by those dealerships in the sale of finance and insurance products. In addition, in April 2002, the Florida Department of Insurance informed the same two dealership subsidiaries that it had also initiated an investigation into allegations similar to those underlying the Florida Attorney General's investigation. Our two dealership subsidiaries are cooperating with this investigation. To date, there have been no formal charges or administrative proceedings filed against either dealership subsidiary by the Attorney General or the Department of Insurance. Additionally, five private civil actions have been filed against one of the dealership subsidiaries and one private civil action has been filed against the other dealership subsidiary stating allegations similar to those underlying the Florida Attorney General's investigation. Two of the civil actions purport to represent a class of customers as potential plaintiffs, although no motion for class certification has been filed or granted to date.

      We intend to vigorously defend ourselves and assert available defenses with respect to each of the foregoing matters, and we do not believe that the ultimate resolution of these matters will have a material adverse affect on our business, results of operations, financial condition, cash flows or prospects. However, because the investigations by the Florida Attorney General's office and Florida Department of Insurance are continuing and have not resulted in formal charges to date, and because the civil actions are also in the early stages of litigation, we cannot assure you as to the outcomes of such proceedings.

      In addition, we are involved, and expect to continue to be involved, in numerous other legal proceedings arising out of the conduct of our business, including litigation with customers, employment related lawsuits and actions brought by governmental authorities. We do not believe that the ultimate resolution of these matters will have a material adverse affect on our business, results of operations, financial condition, cash flows or prospects. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

      We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations, and federal and state environmental, health and safety, wage-hour, anti-discrimination, and other employment practices laws and regulations. The violation of these laws and regulations can result in administrative, civil or criminal penalties against us or in a cease and desist order against our operations if we are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional costs.

      Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. People who may be found liable under these laws and regulations include the present or former owner or operator of a contaminated property and companies that generated, transported, disposed of or arranged for the transportation or disposal of hazardous substances found at the property.

      Our past and present business operations are subject to environmental laws and regulations governing the use, storage, handling, recycling and disposal of hazardous or toxic substances such as new and waste motor oil, oil filters, transmission fluid, antifreeze, freon, new and waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. We are also subject to laws and regulations relating to underground storage tanks that exist or used to exist at many of our properties. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

      Environmental laws and regulations, including those governing air emissions and underground storage tanks, could require compliance with new or more stringent standards that are imposed in the future. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Consequently, we may be required to make substantial expenditures in the future.

CONCENTRATION OF VOTING POWER AND ANTI-TAKEOVER PROVISIONS OF OUR CHARTER, DELAWARE LAW AND OUR DEALER AGREEMENTS MAY REDUCE THE LIKELIHOOD OF ANY POTENTIAL CHANGE OF CONTROL OF SONIC.

      Sonic's common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control Sonic. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stockholder or otherwise benefiting the Class B common stockholders constituting a:

       (1)"going private" transaction;

       (2)disposition of substantially all of our assets;

       (3)transfer resulting in a change in the nature of our business; or

       (4)merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

      The holders of Class B common stock currently hold less than a majority of Sonic's outstanding common stock, but a majority of Sonic's voting power. This may prevent or discourage a change of control of Sonic even if such action were favored by holders of Class A common stock.

      Sonic's charter and bylaws make it more difficult for its stockholders to take corporate actions at stockholders' meetings. In addition, options under our 1997 Stock Option Plan become immediately exercisable on a change in control. Also, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business transaction with the company against its directors' wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. These agreements, corporate documents and laws, as well as provisions of our lending arrangements creating an event of default on a change in control, may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares upon an acquisition of Sonic.

NEW ACCOUNTING PRONOUNCEMENTS COULD AFFECT FUTURE EARNINGS.

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141: Business Combinations. SFAS 141 prohibits the pooling-of-interests method of accounting and requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. In addition, SFAS 141 provides additional guidance regarding the measurement and recognition of goodwill and other acquired intangible assets. The provisions of this standard became effective beginning July 1, 2001. For acquisitions after this date, we are required to classify certain intangible assets, such as franchise rights granted from automobile manufacturers, as intangible assets apart from goodwill. We are still in the process of obtaining data necessary to complete the allocation of the purchase price of our recent acquisitions, including the calculation of any franchise rights, if any, we may need to recognize.

      In June 2001, the FASB also issued SFAS 142: Goodwill and Other Intangible Assets. Among other things, SFAS 142 no longer permits the amortization of goodwill, but requires that the carrying amount of goodwill be reviewed and reduced against operations if it is found to be impaired. This review must be performed on at least an annual basis (with an initial review within six months of adopting the new standard), but must also be performed upon the occurrence of an event or circumstance that indicates a possible reduction in value. SFAS

142 does require the amortization of intangible assets other than goodwill over their useful economic lives, unless the useful economic life is determined to be indefinite. Intangible assets determined to have a finite life are required to be reviewed for impairment in accordance with SFAS 144: Accounting for Impairment or Disposal of Long-Lived Assets. Intangible assets that are determined to have an indefinite economic life are not amortized and must be reviewed for impairment in accordance with the terms of SFAS 142. The provisions of SFAS 142 became effective for us beginning January 1, 2002; however, goodwill and other intangible assets determined to have an indefinite useful life acquired in business combinations completed after June 30, 2001 have not been amortized. The initial review for impairment must be completed by June 30, 2002. We are in the process of completing that analysis and have not yet determined its full impact on our consolidated financial statements.

      The cumulative gross goodwill balance was approximately $785.2 million at December 31, 2001 and approximately $697.8 million at December 31, 2000. Goodwill, net of accumulated amortization, represented 40.9% of total assets at December 31, 2001 and 37.4% at December 31, 2000. Net goodwill represented 142.7% of stockholders' equity at December 31, 2001 and 148.3% at December 31, 2000. Goodwill amortization expense was approximately $18.3 million for the year ending December 31, 2001 and approximately $16.8 million for the year ending December 31, 2000.

      On January 1, 2002, we adopted SFAS No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes a single accounting and disclosure model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Under the provisions of SFAS No. 144, assets and liabilities held for sale are required to be shown separately in the balance sheet. Results of operations of a component of an entity that has been disposed or is classified as held for sale are now required to be reported in discontinued operations in the statement of income. The adoption of SFAS No. 144 did not have a material impact on our consolidated financial statements.

                      RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                   YEARS ENDED DECEMBER 31
                                   ------------------------
                                   2001 2000 1999 1998 1997
                                   ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges 3.3  3.0  3.4  3.3  4.1

      For purposes of these calculations, "earnings" consist of income from operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest on all indebtedness, capitalized interest, amortization of bond discounts, and the portion of rental expense considered to be representative of the interest factor.

                                USE OF PROCEEDS

      The net proceeds to Sonic from the sale of the notes, after deducting estimated offering expenses and the underwriters' discounts, are estimated to be approximately $125.8 million, or $144.7 million if the underwriters exercise their overallotment option in full. We expect to apply the net proceeds from the offering to repay a portion of the amounts outstanding under our revolving credit facility, which may be reborrowed and utilized for general corporate purposes, including acquisitions.

      The amounts outstanding under our revolving credit facility bear interest at 2.50% above the one-month LIBOR as quoted in the WALL STREET JOURNAL. As of March 31, 2002, there was approximately $405.5 million outstanding thereunder. Amounts borrowed under our revolving credit facility were used to finance prior acquisitions and for general corporate purposes.

                                CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2002,
(1) on an actual basis and (2) as adjusted for the offering and the application of the net proceeds therefrom. See "Use of Proceeds" above.

                                                                          AS OF MARCH 31, 2002
                                                                        ---------------------
                                                                          ACTUAL   AS ADJUSTED
                                                                        ---------- -----------
                                                                             (IN THOUSANDS)
Cash and cash equivalents.............................................. $  125,599 $  125,599
                                                                        ========== ==========
Short-term debt(a)..................................................... $    2,275 $    2,275
                                                                        ========== ==========
Long-term debt:
   Revolving Facility(b)............................................... $  405,465 $  279,665
   11% Senior Subordinated Notes due 2008, net of unamortized discount.    195,797    195,797
   5 1/4% Convertible Senior Subordinated Notes due 2009...............         --    130,000(c)
   Subordinated Smith Loan.............................................      5,500      5,500
   Other debt, less current maturities of $2.3 million.................     19,430     19,430
                                                                        ---------- ----------
       Total long-term debt............................................    626,192    630,392
                                                                        ---------- ----------
Stockholders' equity(d)................................................    579,764    579,764
                                                                        ---------- ----------
       Total capitalization............................................ $1,205,956 $1,210,156
                                                                        ========== ==========

--------
(a)Excludes $797.6 million of short-term notes payable-floor plan.
(b)As adjusted, Sonic estimates that it would have had approximately $233.6 million of availability under the Revolving Facility based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic and subject to the satisfaction of conditions for future advances.
(c)Does not reflect the discount to the underwriters or expenses of the offering.
(d)Includes Class A common stock, $.01 par value, 100,000,000 shares authorized, 36,719,905 shares issued and 30,304,641 shares outstanding; Class B common stock, $.01 par value, 30,000,000 shares authorized, 12,029,375 shares issued and outstanding; and preferred stock, $.10 par value, 3,000,000 shares authorized, no shares issued and outstanding.

                             DESCRIPTION OF NOTES

      We will issue the notes pursuant to the indenture dated as of May 7, 2002, as supplemented, between us and U.S. Bank Trust National Association, as trustee. We refer to the indenture, as it may be supplemented from time to time, as the "Indenture." The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in this Description of Notes, see "--Certain Definitions."

      The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the Indenture. We urge you to read the Indenture and the form of the notes, which you may obtain from us upon request and will be filed with the Securities and Exchange Commission. As used in this description, all references to "Sonic," "our Company" or to "we," "us" or "our" mean Sonic Automotive, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

GENERAL

      The notes:

     . will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount;

     . will be limited to $130,000,000 aggregate principal amount, plus up to $19,500,000 aggregate principal amount issuable upon exercise of the over-allotment option;

     .  will mature on May 7, 2009; and

     . will accrue interest at a rate of 5 1/4% per year from May 7, 2002 payable semiannually in arrears on May 7 and November 7 of each year, beginning November 7, 2002.

      Interest will be paid to the person in whose name a note is registered at the close of business on April 22 or October 23, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us upon a Change in Control on the terms and subject to the conditions specified in the Indenture.

      If any interest payment date, maturity date, redemption date or purchase date of a note falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day.

      The notes are redeemable prior to maturity only on or after May 7, 2005, as described below under "--Redemption of Notes at Our Option," and do not have the benefit of a sinking fund. Principal of and interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. If certain conditions have been satisfied, the notes may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Maturity, conversion, purchase by us at the option of a holder or redemption of a note will cause interest to cease to accrue on such note. We may not reissue a note that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

ISSUANCE AND METHODS OF RECEIVING PAYMENTS ON THE NOTES

      Principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the trustee); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof.

RANKING OF NOTES

GENERAL

      The payment of the principal of, premium, if any, and interest on, the notes will be subordinated, as set forth in the Indenture, in right of payment, to the prior payment in full of all Senior Indebtedness. The notes will be senior subordinated indebtedness of the Company ranking PARI PASSU with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. None of our subsidiaries will guarantee our obligations under the Indenture. As a result, the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

PAYMENT STOPPAGES

      Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the trustee from a representative of holders of any Designated Senior Indebtedness (collectively, a "Senior Representative") of written notice of such default, no payment or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption or other acquisition of or in respect of, the notes unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full after which the Company shall resume making any and all required payments in respect of the notes, including any missed payments.

      Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a "Non-payment Default") and after the receipt by the trustee and the Company from a Senior Representative of written notice of such Non-payment Default, no payment or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company or any Subsidiary on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption or other acquisition of, or in respect of, the notes for the period specified below (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the trustee and the Company from a Senior Representative and shall end on the earliest of:

      (i)  the 179th day after such commencement;

      (ii) the date on which such Non-payment Default (and all other Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full; or

      (iii)the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the trustee from the Senior Representative initiating such Payment Blockage Period.

      After the occurrence of any of the dates set forth in clauses (i), (ii) or (iii), we will promptly resume making any and all required payments in respect of the notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company and the trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period "). Any number of notices of Non-payment Defaults may be given during the Initial Period; PROVIDED that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the notes may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

      If the Company fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the notes to accelerate the maturity thereof. See "--Events of Default; Waiver and Notice."

      The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the notes.

LIQUIDATION/INSOLVENCY

      By reason of such subordination, in the event of liquidation or insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes. Funds which would be otherwise payable to the holders of the notes will be paid to the holders of such Indebtedness to the extent necessary to pay such Indebtedness in full and we may be unable to meet our obligations fully with respect to the notes.

RELATED DEFINITIONS

      "Senior Indebtedness" means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Notwithstanding the foregoing, "Senior Indebtedness" shall (x) include the Floor Plan Facility and the Revolving Facility to the extent the Company is a party to them and (y) not include

      (i)  Indebtedness evidenced by the Outstanding Notes;

      (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company;

      (iii)Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company;

      (iv) Indebtedness which is represented by Redeemable Capital Stock;

      (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes Indebtedness;

      (vi) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries;

      (vii)to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company;

     (viii)that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture; and

      (ix) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

      "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Floor Plan Facility or the Revolving Facility and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

CONVERSION RIGHTS

      A holder may convert notes, in multiples of $1,000 principal amount, into Class A common stock only if at least one of the conditions described below is satisfied. In addition, a holder may convert notes only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a Change in Control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is not withdrawn in accordance with the Indenture.

      The initial conversion rate is 21.3379 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of certain events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our Class A common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our Class A common stock as described below. The ability to surrender notes for conversion will expire at the close of business on May 7, 2009.

      To convert a note into shares of Class A common stock, a holder must:

     . complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

     .  surrender the note to the conversion agent;

     . if required by the conversion agent, the trustee or Sonic furnish appropriate endorsements and transfer documents; and

     .  if required, pay all transfer or similar taxes.

      On conversion of a note, a holder will not receive any cash payment of interest representing accrued and unpaid interest, except as described below. Delivery to the holder of the full number of shares of Class A common stock into which the note is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

     . to satisfy our obligation to pay the principal amount at maturity of the note; and

     . to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the date of the most recent interest payment through the conversion date.

      As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued and unpaid interest, if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default described under "--Events of Default; Waiver and Notice" below. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion and such notes (except notes called for redemption) upon surrender must be accompanied by funds equal to the amount of semiannual interest payable on the principal amount of notes so converted.

      The conversion rate will not be adjusted for accrued and unpaid interest. A certificate for the number of full shares of Class A common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our Class A common stock upon surrendering notes for conversion, see "Certain United States Tax Considerations--U.S. Holders--Conversion of Notes into Class A Common Stock."

      In lieu of delivery of shares of our Class A common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) equal to the average sale price of our Class A common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the receipt of a conversion notice of our election to deliver shares of our Class A common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "--Redemption of Notes at Our Option." If we elect to deliver all of such payment in shares of our Class A common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our Class A common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "--Events of Default; Waiver and Notice" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

      We will adjust the conversion rate for:

      (1) dividends or distributions on our Class A common stock payable in our Class A common stock or other Capital Stock of Sonic;

      (2) subdivisions, combinations or certain reclassifications of our Class A common stock;

      (3) distributions to all holders of our Class A common stock of certain rights to purchase our Class A common stock for a period expiring within 60 days of issuance at less than the then current sale price; and

      (4) distributions to the holders of our Class A common stock of a portion of our assets (including shares of capital stock of a subsidiary) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of our Class A common stock on the day preceding the date of declaration of such dividend or other distribution).

However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

      If we pay a dividend or make a distribution on shares of our Class A common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Class A common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

      If we elect to make a distribution to all holders of shares of our Class A common stock pursuant to clause (3) or clause (4) of the second preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the sale price of our shares of Class A common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

      In addition, the Indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of Class A common stock issuable upon such conversion, the rights related to such Class A common stock pursuant to any future stockholder rights plan, whether or not such rights have separated from the Class A common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

     .  the issuance of the rights;

     .  the distribution of separate certificates representing the rights;

     . the exercise or redemption of such rights in accordance with any rights agreement; or

     .  the termination or invalidation of the rights.

      The Indenture permits us to increase the conversion rate from time to time. Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

     . a taxable distribution to holders of Class A common stock which results in an adjustment of the conversion rate;

     .  an increase in the conversion rate at our discretion; or

     .  failure to adjust the conversion rate in some instances.

      See "Certain United States Tax Considerations--U.S. Holders--Constructive Dividends."

      If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into Class A common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Sonic or another Person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction.

      The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

      CONVERSION BASED ON CLASS A COMMON STOCK PRICE. Holders may surrender notes for conversion into our shares of Class A common stock in any fiscal quarter commencing after June 30, 2002 if, as of the last day of the preceding fiscal quarter, the sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the conversion price per share of Class A common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time at the option of the holder, through maturity.

      The conversion price per share will initially equal $46.87. Upon adjustment to the conversion rate, the conversion price shall be adjusted to equal $1,000 divided by the conversion rate and rounded to the nearest cent. The sale price of our Class A common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the Class A common stock is listed or, if our Class A common stock is not listed on a national securities exchange, as reported by the Nasdaq System or otherwise as provided in the Indenture.

      CONVERSION BASED ON TRADING PRICE OF THE NOTES. On or before May 7, 2007, a holder also may convert his notes into shares of our Class A common stock at any time after a 10 consecutive trading-day period in which the average of the trading prices for the notes for that 10 trading-day period was less than 103% of the average conversion value for the notes during that period. The conversion value of a note is equal to the product of the closing sale price for shares of our Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each $1,000 principal amount of notes is then convertible. The trading price of the notes on any date of determination is the average of the secondary market bid quotations per note obtained by us or the calculation agent for $2,500,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by us or the calculation agent, but one such bid is obtained, then this one bid shall be used.

      CONVERSION BASED ON REDEMPTION. A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the Indenture.

      A "business day" is any Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in The City of New York or the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law, regulation or executive order to close. A "trading day" is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

      CONVERSION UPON CERTAIN DISTRIBUTIONS BY THE COMPANY. In the event that we declare certain types of dividends or distributions described in the Indenture where, the fair market value, per share, of such dividend or distribution per share of our Class A common stock, as determined in the Indenture, exceeds 15% of the sale price of our Class A common stock on the business day immediately preceding the date of declaration for such dividend or distribution, the notes may be surrendered for conversion beginning on the date we give notice to the holders of such right, which shall not be less than 20 days prior to the ex-dividend time for such dividend or distribution, and notes may be surrendered for conversion at any time thereafter until the close of business on the business day prior to the ex-dividend time or until we announce that such dividend or distribution will not take place.

      CONVERSION UPON OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction and, at the effective date, the right to convert a note into Class A common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Sonic or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction. If such transaction also constitutes a change in control of Sonic, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "--Change in Control Permits Purchase of Notes by Us at the Option of the Holder."

      The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

REDEMPTION OF NOTES AT OUR OPTION

      We may redeem the notes in whole or from time to time in part on or after May 7, 2005, on at least 30 days', and no more than 60 days', notice at the following redemption prices expressed as percentages of the principal amount:

PERIOD                                               REDEMPTION PRICE
------                                               ----------------
Beginning on May 7, 2005 and ending on May 6, 2006..      103.00%
Beginning on May 7, 2006 and ending on May 6, 2007..      102.25%
Beginning on May 7, 2007 and ending on May 6, 2008..      101.50%
Beginning on May 7, 2008 and thereafter.............      100.75%

      In each case, we will pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date. If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption. No sinking fund is provided for the notes.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

      In the event of a Change in Control, each holder will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase for cash all or any portion of the holder's notes. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

      We will be required to purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid cash interest, if any, on such note to, but excluding, such date of purchase.

      Within 30 days after the occurrence of a Change in Control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the Change in Control, which notice shall state, among other things:

     .  the events causing a Change in Control;

     .  the date of such Change in Control;

     .  the last date on which the purchase right may be exercised;

     .  the Change in Control purchase price;

     .  the Change in Control purchase date;

     .  the name and address of the paying agent and the conversion agent;

     . the conversion rate and any adjustments to the conversion rate resulting from such Change in Control;

     . that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the Indenture; and

     .  the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the Change in Control purchase date. The required purchase notice upon a Change in Control shall state:

     . if certificated notes have been issued, the certificate numbers of the notes to be delivered by the holder;

     . the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     . that we are to purchase such notes pursuant to the applicable provisions of the notes.

      Any such Change in Control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Change in Control purchase date.

      The notice of withdrawal shall state:

     .  the name of the holder;

     .  if certificated notes have been issued, the certificate number of the note in respect of which such notice of withdrawal is being submitted;

     . the principal amount of the note (which shall be $1,000 or an integral multiple thereof) delivered for purchase by the holder as to which such notice of withdrawal is being submitted;

     . a statement that such holder is withdrawing his election to have such principal amount of such note purchased; and

     . the principal amount, if any, of such note (which shall be $1,000 or an integral multiple thereof) that remains subject to the original Change in Control purchase notice and that has been or will be delivered for purchase by us.

      Payment of the Change in Control purchase price for a note for which a Change in Control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note (or book-entry transfer), together with necessary endorsements, to the paying agent at any time prior to or on the Change of Control purchase date. Payment of this Change in Control purchase price for such note will be made promptly following the later of the Change in Control purchase date or the satisfaction of such conditions.

      If the paying agent holds money sufficient to pay the Change in Control purchase price of the note on the business day following the Change in Control purchase date in accordance with the terms of the Indenture, then immediately after the Change in Control purchase date, interest on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the Change in Control purchase price upon delivery of the note.

      Under the Indenture, a "Change in Control" of Sonic is deemed to have occurred upon the occurrence of any of the following:

     . the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries' assets, taken as a whole, to any Person or group;

     .  the adoption of a plan relating to our liquidation or dissolution;

     . the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of our outstanding Voting Stock;

     . the occurrence of any "going private transaction" with respect to the Class A common stock under Rule 13e-3 of the Securities Act;

     . any person or group acquires in one or more transactions an amount of Class A common stock which is at the time great enough to result in the Class A common stock being delisted from the principal United States national securities exchange (or the Nasdaq National Market) on which the shares are then listed; or

     . the first day on which more than a majority of the members of our board of directors are not continuing directors.

      "Continuing directors" means any member of our board of directors who:

       (i)was a member of our board of directors on the date of original issuance of the notes; or

      (ii)was nominated for election to our board of directors with the approval of, or whose election to our board of directors was ratified by, at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

      "Permitted Holders" means:

      (i) Mr. O. Bruton Smith or Mr. William S. Egan and their respective guardians, conservators, committees, or attorneys-in-fact;

      (ii) lineal descendants of Mr. Smith or Mr. Egan (in either case, a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and

      (iii)each "Family Controlled Entity."


      The term "Family Controlled Entity" means

            (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants;

            (b) any other corporation if at least 80% of the value of its outstanding equity is owned by a Permitted Holder;

            (c) any partnership if at least 80% of the value of the partnership interests are owned by a Permitted Holder;

            (d) any limited liability or similar Company if at least 80% of the value of the Company is owned by a Permitted Holder; and

            (e) any trusts created for the benefit of any of the persons listed in clauses (i) or (ii) of this definition.

      The Indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a Change in Control.

      In connection with any purchase offer in the event of a Change in Control, we will:

     . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     .  file Schedule TO or any other required schedule under the Exchange Act.

      The Change in Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of Sonic. The Change in Control purchase feature, however, is not the result of our knowledge of any specific effort:

     .  to accumulate shares of our Class A common stock;

     . to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

     . part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the Change in Control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the underwriters. The terms of the Change in Control purchase feature resulted from negotiations between the underwriters and us.

      No notes may be purchased at the option of holders upon a Change in Control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the Change in Control purchase price with respect to the notes.

STIPULATIONS

      If the event of a Change in Control, there can be no assurance that we will have available funds sufficient or be able to obtain financing to pay the Change in Control purchase price for all or any of the notes that might be delivered by holders of the notes seeking to accept the Change in Control offer. See "-- Ranking of Notes." The failure of the Company to make or consummate the Change in Control offer or pay the Change in Control purchase price when due will give the trustee and the holders of the notes the rights described under "-- Events of Default; Waiver and Notice."

      In addition to the obligations of the Company under the Indenture with respect to the notes in the event of a Change in Control, all of the Company's Indebtedness under our revolving credit facility, floor plan facilities and the construction/mortgage facility also contain an event of default upon a Change in Control as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. In addition, a Change in Control could result in a termination or nonrenewal of one or more of the Company's franchise agreements or its agreements with the Manufacturers.

      The term "all or substantially all" as used in the definition of "Change in Control" has not been interpreted under New York law, the governing law of the Indenture, to represent a specific quantitative test. As a consequence, in the event the holders of the notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

      The provisions of the Indenture will not afford holders of the notes the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect holders of the notes, unless such transaction is a transaction defined as a Change in Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change in Control only if it is the type of transaction specified by such definition.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a Change in Control with respect to the Change in Control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      We will not, in a single transaction or through a series of related transactions, (1) consolidate with or merge with or into any other Person; (2) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person or group of Persons; or (3) permit any of our Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our properties and assets and those of our Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto:

      (i) either (a) the Company will be the continuing corporation (in the case of a consolidation or merger involving the Company) or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and our Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the trustee, all the obligations of the Company under the notes and the Indenture, as the case may be, and the notes and the Indenture will remain in full force and effect as so supplemented;

      (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness not previously an obligation of the Company or any of our Subsidiaries which becomes the obligation of the Company or any of our Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

      (iii)at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the notes, with the same effect as if it had been named in the Indenture as our Company. Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the Indenture. Although such transactions are permitted under the Indenture, certain of the foregoing transactions constitute a Change in Control of the Company permitting such holder to require us to purchase the notes of such holder as described above.

EVENTS OF DEFAULT; WAIVER AND NOTICE

      An Event of Default will occur under the Indenture if:

      (1) there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days, whether or not prohibited by the subordination provisions of the Indenture;

      (2) there shall be a default in the payment of the principal of (or premium, if any, on) any note at its maturity (upon acceleration, conversion, optional or mandatory redemption if any, required repurchase or otherwise), whether or not prohibited by the subordination provisions of the Indenture;

      (3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or
      (d) of this clause (3)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail,
      (x) to the Company by the trustee or (y) to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

            (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger, Sale or Conveyance";

            (c) the Company shall have failed to consummate a Change in Control Offer in accordance with the provisions described in "--Change in Control Permits Purchase of Notes by Us at the Option of the Holder"; or

            (d) there shall be a default by the Company in the performance of its obligations in accordance with the provisions described in "--Conversion Rights;"

      (4) one or more defaults, individually or in the aggregate, shall have occurred under any of the agreements, Indentures or instruments under which we or any of our Subsidiaries then has outstanding Indebtedness in excess of $20 million in principal amount, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults resulted in the acceleration of the maturity of such Indebtedness;

      (5) one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency for the payment of money in excess of $20 million, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against us or any Significant Subsidiary or any of their respective properties and shall not be discharged or fully binded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

      (6) any holder or holders of at least $20 million in aggregate principal amount of Indebtedness of Sonic or any of our Subsidiaries after a default under such Indebtedness shall notify the trustee of the intended sale or disposition of any assets of the Company or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action, including by way of set-off, to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of Sonic or any of our Subsidiaries, including funds on deposit or held pursuant to lock-box and other similar arrangements;

      (7) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order:

           (i)adjudging Sonic or any Significant Subsidiary bankrupt or insolvent;

          (ii)seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law;

         (iii)appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sonic or any Significant Subsidiary or of any substantial part of their respective properties; or

          (iv)ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

      (8) (a) we or any Significant Subsidiary commence a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

            (b) we or any Significant Subsidiary consent to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

            (c) we or any Significant Subsidiary file a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

            (d)  we or any Significant Subsidiary

                  (i)consent to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties,

                 (ii)make an assignment for the benefit of creditors, or

                (iii)admit in writing its inability to pay its debts generally as they become due; or

            (e) we or any Significant Subsidiary take any corporate action in furtherance of any such actions in this paragraph (8).

      "Significant Subsidiary" means, at any particular time, any Subsidiary that, together with the Subsidiaries of such Subsidiary (i) accounted for more than five percent of the Consolidated revenues of the Company and its Subsidiaries for their most recently completed fiscal year or (ii) is or are the owner(s) of more than five percent of the Consolidated assets of the Company and its Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the Consolidated financial statements of the Company and its Subsidiaries for such fiscal year.

RESULT OF EVENTS OF DEFAULT

      If an Event of Default (other than as specified in clauses (7) and (8) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by the holders of the notes). Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) or (8) of the prior paragraph occurs and is continuing, then all the notes shall

IPSO FACTO become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the trustee or any holder. Thereupon, the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to the Company and the trustee, may rescind and annul such declaration and its consequences if:

      (a)  we have paid or deposited with the trustee a sum sufficient to pay

           (i)all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

          (ii)all overdue interest on all notes then outstanding,

         (iii)the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and

          (iv)to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

      (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

      (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

WAIVER OF DEFAULT BY HOLDERS

      The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default under the Indenture and its consequences, except a default (i) in the payment of the principal of, premium, if any, or interest on any note, which may only be waived with the consent of each holder of notes affected or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

LEGAL RIGHTS OF HOLDERS

      No holder of any of the notes has any right to institute any proceedings with respect to the notes, the Indenture or any remedy thereunder, unless

       (1)the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the notes and the Indenture;

       (2)the trustee has failed to institute such proceeding within 15 days after receipt of such notice; and

       (3)the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes.

      Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

NOTICE TO AND ACTION OF TRUSTEES

      The Company is required to notify the trustee within five business days of the occurrence of any Default. The Company is required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, PROVIDED that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

PROVISION OF FINANCIAL STATEMENTS

      Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company were so subject. The documents are to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. We will also in any event (x) within 15 days of each Required Filing Date

      (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders; and

      (ii) file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections; and

      (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at our cost.

MODIFICATION OF THE INDENTURE

      The trustee and we may modify or amend the Indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

     . alter the manner of calculation or rate of accrual of interest on any note or change the time of payment;

     . make any note payable in money or securities other than that stated in the note;

     .  change the stated maturity of any note;

     . reduce the principal amount, redemption price or change in control purchase price with respect to any note;

     . make any change that adversely affects the rights of a holder to convert any note;

     .  increase the conversion price, except as allowed under the Indenture;

     . make any change that adversely affects the right to require us to purchase a note;

     . impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; and

     . change the provisions in the Indenture that relate to modifying or amending the Indenture.

      Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes:

     .  to cure any ambiguity, omission, defect or inconsistency;

     . to comply with the provisions under "--Consolidation, Merger, Sale or Conveyance" or a related provision of the Indenture;

     . to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of our obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to the Indenture or otherwise;

     . to add to the covenants of Sonic or any other obligor upon the notes for the benefit of the holders, or to surrender any right or power conferred upon us or any other obligor upon the notes, as applicable, in the indenture, or in the notes;

     . to make any change to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

     . to make any change that does not adversely affect the rights of any holders (it being understood that any amendment to cure any ambiguity, omission, defect or inconsistency made solely to conform this Indenture to the final prospectus supplement provided to investors in connection with the initial offering of the notes will be deemed not to adversely affect the rights or interests of holders);

     . to evidence the succession of another Person to Sonic or any other obligor upon the notes, and the assumption by any such successor of the covenants of Sonic or obligor herein and in the notes in accordance with the provisions of the Indenture under "Consolidation, Merger, Sale or Conveyance;" or

     . to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

     . waive compliance by us with restrictive provisions of the Indenture, as detailed in the Indenture; and

     . waive any past default under the Indenture and its consequences, except a default in the payment of the principal amount at maturity, accrued and unpaid interest, redemption price or change in control purchase price or obligation to deliver Class A common stock or cash, in lieu thereof, upon conversion with respect to any note or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

DISCHARGE OF THE INDENTURE

      When (i) we deliver to the Trustee all outstanding notes (other than notes replaced pursuant to the Indenture) for cancellation or (ii) all outstanding notes have become due and payable and we irrevocably deposit with the Trustee, the paying agent (if the paying agent is not us or any of our Affiliates) or the conversion agent cash or, if expressly permitted by the terms of the notes or the Indenture, Class A common stock sufficient to pay all amounts due and owing on all outstanding notes (other than notes replaced pursuant to the Indenture), and if in either case we pay all other sums payable hereunder by us, then the Indenture shall, subject to proper payment to, and indemnification of, the trustee, cease to be of further effect. The Trustee shall join in the execution of a document prepared by us acknowledging satisfaction and discharge of the Indenture on demand of Sonic accompanied by an officers' certificate and opinion of counsel and at the cost and expense of Sonic.

GOVERNING LAW

      The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

      "Affiliate" means, with respect to any specified Person:

      (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

      (ii) any other Person that owns, directly or indirectly, five percent or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

      (iii)any other Person, five percent or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person.

      For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

      "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

      "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents, however designated, of such Person's capital stock or other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of (other than a distribution in respect of Indebtedness), the issuing Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

      "Class A common stock" means the Company's Class A common stock, par value $.01 per share, or any successor common stock thereto.

      "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

      "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

      "Company" means Sonic Automotive, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person. All references to the Company exclude, unless otherwise expressly stated or the context otherwise requires, its Subsidiaries.

      "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

      "Currency Hedging Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

      "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

      "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

      "Floor Plan Facility" means an agreement from Ford Motor Credit Company, or any other bank or asset-based lender pursuant to which the Company or any Subsidiary incurs Indebtedness all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies to be sold in the ordinary course of business of the Company and its Subsidiaries and which may not be secured except by a Lien that does not extend to or cover any property other than the property of the dealership(s) which use the proceeds of the Floor Plan Facility.

      "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which (i) for the purpose of determining compliance with the covenants contained in the Indenture were in effect as of the Issue Date and (ii) for purposes of complying with the reporting requirements contained in the Indenture are in effect from time to time.

      "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

      (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

      (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

      (iii)to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

      (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance, or

      (v) otherwise to assure a creditor against loss; PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

      "Indebtedness" means, with respect to any Person, without duplication,

      (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

      (ii) all obligations of such Person evidenced by bonds, notes, or other similar instruments,

      (iii)all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

      (iv) all obligations of such Person under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

      (v)  all Capital Lease Obligations of such Person,

      (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

      (vii)all Guaranteed Debt of such Person,

     (viii)all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

      (ix) Preferred Stock of any Subsidiary of the Company, and

      (x) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (ix) above.

      For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

      "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the notes to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the trustee and the holders under the Indenture and the notes, according to the respective terms thereof.

      "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

      "Issue Date" means the original issue date of the notes under the Indenture.

      "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

      "Manufacturer" means a vehicle manufacturer which is a party to a dealership franchise agreement with the Company or any Subsidiary.

      "Maturity" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the purchase date and whether by declaration of acceleration, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

      "Outstanding Notes" means the Company's outstanding (a) 11% Senior Subordinated Notes due 2008, Series B and (b) 11% Senior Subordinated Notes due 2008, Series D.

      "Pari Passu Indebtedness" means any Indebtedness of the Company that is PARI PASSU in right of payment to the notes, including without limitation, the Outstanding Notes.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

      "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise,

      (1) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the notes,

      (2) is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Company in circumstances where the holders of the notes would have similar rights), or

      (3) is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

      "Revolving Facility" means the Credit Agreement among the Company, certain of the Company's subsidiaries and Ford Motor Credit Company, dated as of December 15, 1997, as such agreement, in whole or in part, may have been or may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing.

      "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

      "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

      "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the notes.

      "Subsidiary" of a Person means:

      (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,

      (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

      (iii)any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

      "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

      "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

BOOK-ENTRY SYSTEM

      The notes will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the Indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the Indenture. Sonic and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

      Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

     . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     . we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     .  a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                   CERTAIN UNITED STATES TAX CONSIDERATIONS

      The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

      This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

     .  dealers in securities or currencies;

     .  traders in securities;

     . United States holders (as defined below) whose functional currency is not the United States dollar;

     . persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

     .  certain United States expatriates;

     .  financial institutions;

     .  insurance companies; and

     . entities that are tax-exempt for United States federal income tax purposes.

      This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. HOLDERS

      The following summary applies to you only if you are a United States holder (as defined below).

DEFINITION OF A UNITED STATES HOLDER

      A "United States holder" is a beneficial owner of a note or Class A common stock received upon conversion of a note who or which is for United States federal income tax purposes:

     .  an individual citizen or resident of the United States;

     . a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

     . an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     . a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

PAYMENTS OF INTEREST

      Interest on your notes will be taxed as ordinary interest income. In addition:

     . if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

     . if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

CONSTRUCTIVE DIVIDENDS

      Certain corporate transactions, such as the distribution of assets to holders of our Class A common stock, may be treated as deemed distributions to you if the conversion price of the notes is adjusted to reflect those transactions. Other adjustments to the conversion price of the notes may also be treated as deemed distributions to you. Such deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed below under "United States Tax Considerations--U.S. Holders--Dividends on Class A Common Stock," and you may recognize income as a result even though you receive no cash or property.

SALE OR OTHER DISPOSITION OF NOTES

      Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

     . the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "--Payments of Interest"); and

     .  your tax basis in the notes.

      Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

      In general, if you hold Class A common stock into which the notes have been converted, you will recognize gain or loss upon the sale, exchange or other disposition of the Class A common stock measured by the difference between

     . the amount of cash and the fair market value of any property you receive, and

     .  your adjusted tax basis in the Class A common stock.

      Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

CONVERSION OF NOTES INTO CLASS A COMMON STOCK

      You generally will not recognize gain or loss on the conversion of the notes solely into Class A common stock, except with respect to cash received in lieu of fractional shares, and except for Class A common stock, if any, attributable to accrued interest, which may be taxable to you as interest as discussed above. Except for Class A common stock attributable to accrued interest, your tax basis in the shares of Class A common stock received upon conversion of the notes will be equal to your adjusted tax basis in the notes exchange therefor (less any portion thereof allocable to cash received in lieu of a fractional share of Class A common stock). Except for Class A common stock attributable to any accrued interest, the holding period of the Class A common stock will generally include the period during which you held the notes prior to conversion. Under the current ruling policy of the IRS, cash received in lieu of a fractional share of Class A common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. You generally will recognize gain or loss on the receipt of cash paid in lieu of such fractional shares equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares. To the extent that the Class A common stock you receive on conversion is attributable to accrued interest on the notes, you will recognize ordinary income in accordance with your regular method of accounting for federal income tax purposes. Your tax basis in the Class A common stock attributable to accrued interest generally should equal the value of that Class A common stock on the date of conversion and your holding period in that Class A common stock will not include the period during which you held the notes prior to conversion.

DIVIDENDS ON CLASS A COMMON STOCK

      Distributions on shares of our Class A common stock will constitute dividends and be taxed as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to those of you that are United States corporations will generally qualify for the dividends-received deduction. To the extent that you receive distributions on shares of Class A common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of Class A common stock. Any such distributions in excess of your adjusted tax basis in the shares of Class A common stock will generally be treated as capital gain.

      A failure to fully adjust the conversion price of the notes to reflect a stock dividend or other event increasing the proportionate interest of holders of our Class A common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to the holders of our Class A common stock.

BACKUP WITHHOLDING

      In general, "backup withholding" at a rate of 30%, which rate will be periodically reduced to 28% for payments made in 2006, may apply:

     . to any payments made to you of principal of and interest on your note, and

     . to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

      The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-U.S. HOLDERS

      The following summary applies to you if you are a beneficial owner of a note or Class A common stock received upon conversion of a note who or which is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

     .  on at least 31 days in the calendar year, and

     . for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

      Resident aliens are subject to United States federal income tax as if they were United States citizens.

UNITED STATES FEDERAL WITHHOLDING TAX

NOTES

      Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

     . you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

     . you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

     . such interest is not effectively connected with your conduct of a United States trade or business; and

     . you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

        (A)  us or our paying agent; or

        (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

      Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

     . if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

     . if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     . look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

      If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

DIVIDENDS

      If we pay dividends (including constructive dividends and deemed dividends, see "--U.S. Holders--Constructive Dividends" and "--U.S. Holders--Dividends on Class A Common Stock") on our Class A common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

      A non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

     . in the case of Class A common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

     . in the case of Class A common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the U.S. Treasury regulations; and

     . look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

      A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

      A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

UNITED STATES FEDERAL INCOME TAX

NOTES

      Except for the possible application of United States withholding tax (see "--Non-U.S. Holders--United States Federal Withholding Tax" above) and backup withholding tax (see "--Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, unless:

     . in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

     . the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

      If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or income (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption).

      In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

CONVERSION OF THE NOTES

      A non-U.S. holder generally will not recognize any income, gain or loss on converting a note into Class A common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share would also generally not be subject to U.S. federal income tax.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK OR NOTES

      A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our Class A common stock or notes unless:

     . the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

     . the non-U.S. holder is an individual who holds our Class A common stock or note as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; or

     . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock.

      Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

UNITED STATES FEDERAL ESTATE TAX

NOTES

      If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

     . you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

     . your interest on the notes is effectively connected with your conduct of a United States trade or business.

CLASS A COMMON STOCK

      Class A Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Under current Treasury regulations, backup withholding and information reporting will not apply to payments on the notes or Class A common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "--United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "--U.S. Holders" above). We or our paying agent may, however, report payments of interest on the notes.

      The gross proceeds from the disposition of your notes or Class A common stock may be subject to information reporting and backup withholding tax at a current rate of 30%, which rate will be periodically reduced to 28% for payments made in 2006. If you sell your notes or Class A common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes or Class A common stock though a non-U.S. office of a broker that:

     .  is a United States person (as defined in the Internal Revenue Code);

     . derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

     . is a "controlled foreign corporation" for U.S. federal income tax purposes; or

     .  is a foreign partnership, if at any time during its tax year:

     . one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

     .  the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes or Class A common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

      You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

      We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in the purchase agreement between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Banc of America Securities LLC and First Union Securities, Inc., we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                       PRINCIPAL
         UNDERWRITER                    AMOUNT
         -----------                   ---------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated................ $ 84,500,000
Banc of America Securities LLC.......   39,000,000
First Union Securities, Inc..........    6,500,000
                                      ------------
         Total....................... $130,000,000
                                      ============

      The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch web site is not part of the prospectus.

      COMMISSIONS AND DISCOUNTS

      The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the notes. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Sonic. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                    PER NOTE WITHOUT OPTION WITH OPTION
                                    -------- -------------- -----------
Public offering price..............   100%    $130,000,000  $149,500,000
Underwriting discount..............     3%      $3,900,000    $4,485,000
Proceeds, before expenses, to Sonic    97%    $126,100,000  $145,015,000

      The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by Sonic, although the underwriters have agreed to reimburse Sonic for the cost of certain of its expenses.

      OVER-ALLOTMENT OPTION

      We have granted options to the underwriters to purchase up to $19,500,000 of the notes at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus supplement solely to cover over-allotments. If the underwriters exercise these options, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional notes proportionate to such underwriter's initial amount reflected in the above table.

      NO SALES OF SIMILAR SECURITIES

      We have agreed and our directors and executive officers and certain stockholders have agreed not to directly or indirectly, without the prior written consent of the underwriters, for a period of 90 days after the date of this prospectus supplement:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A common stock (including our Class B Common Stock), or file a registration statement under the Securities Act, as amended, with respect to the foregoing; or

     . enter into any swap or hedging arrangement or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our shares of Class A common stock or other securities, in cash or otherwise.

      The foregoing restrictions do not apply to (i) notes to be sold to the underwriters pursuant to the purchase agreement, (ii) shares of Class A common stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, (iii) sales transactions described above if such transactions, including those involving all other persons subject to these restrictions, relate to no more than an aggregate of 300,000 shares of our Class A common stock and (iv) shares of Class A common stock issued in connection with dealership acquisitions we make.

      NO STOCK EXCHANGE LISTING

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our Class A common stock price, our performance and other factors.

      PRICE STABILIZATION AND SHORT POSITIONS

      Until the distribution of the notes is completed, SEC rules may limit the underwriters from bidding for and purchasing the notes and the Class A common stock. However, the underwriters may engage in transactions that stabilize the price of the notes and the Class A Common stock such as bids or purchases to peg, fix or maintain the price of these securities.

      If the underwriters create a short position in the notes or the Class A common stock in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      OTHER RELATIONSHIPS

      First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets business under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and affiliate of First Union Securities, Inc. which may or may not be participating as a separate selling dealer in the distribution of the securities offered by this prospectus.

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      The legality of the notes being offered hereby will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

      The consolidated financial statements incorporated in this prospectus supplement by reference from Sonic Automotive, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            SONIC AUTOMOTIVE, INC.

                       DEBT SECURITIES, PREFERRED STOCK,
                       CLASS A COMMON STOCK, WARRANTS TO
                        PURCHASE CLASS A COMMON STOCK,
                         GUARANTEES OF DEBT SECURITIES

   Through this prospectus, we may periodically offer and sell:

  .  our debt securities;

  .  shares of our preferred stock;

  .  shares of our Class A common stock;

  .  warrants to purchase our Class A common stock; and

  .  guarantees by our subsidiaries of our debt securities.

   The offering price of all securities we issue under this prospectus may not exceed $300,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

   In addition, the selling stockholders who are identified in this prospectus may offer and sell all of the shares of Class A common stock offered by them under this prospectus from time to time. We previously issued these shares in connection with our acquisitions of the selling stockholders' businesses. We are registering the offer and sale of the selling stockholders' shares to satisfy our contractual obligations to provide the selling stockholders with freely tradable shares. We will not receive any of the proceeds from the sale of the selling stockholders' shares. We do not know when the proposed sale of the shares by the selling stockholders will occur.

   Our Class A common stock trades on the New York Stock Exchange under the symbol "SAH." We will list any shares of our Class A common stock we sell under this prospectus on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted. The last sale price of our Class A common stock on the New York Stock Exchange on December 8, 2000 was $7.75 per share. You are urged to obtain current market data.

   INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated December 11, 2000.

                               TABLE OF CONTENTS


                                                                 Page
                                                                 ----
          About This Prospectus.................................   3
          Where You Can Find More Information About Sonic.......   3
          Cautionary Notice Regarding Forward-Looking Statements   5
          The Company...........................................   6
          Risk Factors..........................................   6
          Use of Proceeds.......................................  25
          Ratios of Earnings to Fixed Charges...................  25
          Description of Debt Securities........................  25
          Description of Capital Stock..........................  35
          Description of Warrants...............................  42
          Certain Manufacturer Restrictions.....................  43
          Selling Stockholders..................................  45
          Plan of Distribution..................................  46
          Legal Matters.........................................  47
          Experts...............................................  48

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 and the selling stockholders may collectively sell up to 57,976 shares of Class A common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Sonic."

                               -----------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

   This prospectus is based on information provided by us and other sources that we believe are reliable. However, we cannot assure you that the information is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources.

   You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Company's securities.

   You should base your decision to invest in the Company's securities solely on information contained in this prospectus, related prospectus supplement and information incorporated by reference herein and therein.

   No representation or warranty, express or implied, is made as to the accuracy or completeness of the information set forth herein, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to the past or the future.

                WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission's web site is http://www.sec.gov. Information that we file with the Commission may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we decide or terminate this offering earlier:

   (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-13395);

   (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

   (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

   (4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

   (5) Our Current Report on Form 8-K/A filed January 18, 2000 (Manhattan and Freeland acquisitions);

   (6) Our Current Report on Form 8-K/A filed January 27, 2000 (FirstAmerica acquisition);

   (7)  Our Current Report on Form 8-K filed September 15, 2000;

   (8) The combined financial statements of Williams Automotive Group, the financial statements of Economy Cars, Inc., the financial statements of Global Imports, Inc., the combined financial statements of Newsome Automotive Group, the combined financial statements of Lloyd Automotive Group and the financial statements of Lute Riley Motors, Inc., included in our Amendment No. 1 to our Registration Statement on Form S-3 (Registration No. 333-71803) filed April 9, 1999;

   (9)  Our Definitive Proxy Statement dated May 1, 2000; and

   (10) The description of our Class A common stock contained in our registration statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

   We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Todd Atenhan, Director of Investor Relations, P.O. Box 18747, Charlotte, North Carolina 28218, Telephone (888) 766-4218.

   This prospectus is a part of our registration statement on Form S-3 filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the Commission at any of the locations listed above.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include words such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals are also forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Litigation Securities Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations, or those of our directors or officers, with respect to, among other things:

  .  our potential acquisitions;

  .  trends in our industry;

  .  our financing plans;

  . the effect of the Internet on our business and our ability to implement our Internet business strategy;

  .  trends affecting our financial condition or results of operations; and

  .  our business and growth strategies.

   You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could materially adversely affect actual results and performance include:

  .  local and regional economic conditions in the areas we serve;

  .  the level of consumer spending;

  .  our relationships with manufacturers;

  .  high competition;

  .  site selection and related traffic and demographic patterns;

  .  inventory management and turnover levels;

  .  the effect of the Internet on our business;

  .  realization of cost savings; and

  . our success in integrating recent and potential future acquisitions, including integration of acquired information systems.

                                  THE COMPANY

   Sonic is the second largest automotive retailer in the United States, as measured by total revenue, operating dealerships and collision repair centers in several metropolitan areas of the southeastern, midwestern, mid-Atlantic, western and southwestern United States. We sell new and used cars, light trucks and replacement parts and provide vehicle maintenance, warranty, paint and repair services. We also arrange related extended warranty and financing and insurance for our automotive customers.

   Our Class A common stock is traded on the New York Stock Exchange under the trading symbol "SAH." Our principal executive offices are located at 5401 East Independence Blvd., Charlotte, North Carolina 28212, Telephone (704) 532-3320. We were incorporated in Delaware in 1997.

                                 RISK FACTORS

   The risk factors described below are not necessarily exhaustive, and you are encouraged to perform your own investigation with respect to the securities being offered and our company.

Our significant indebtedness could materially adversely affect our financial health and prevent us from fulfilling our obligations.

   As of September 30, 2000, our total outstanding indebtedness was approximately $1,039.9 million, including the following:

  . $341.6 million under a revolving credit agreement dated August 10, 2000 with Ford Motor Credit Company ("Ford Motor Credit") and Chrysler Financial Company, LLC ("Chrysler Financial") (the "2000 Revolving Facility" and together with any of our predecessor revolving credit arrangements with Ford Motor Credit, as in effect from time to time, the "Revolving Facility") with a borrowing limit of $500 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic;

  . $384.4 million under a standardized secured inventory floor plan facility (the "Ford Floor Plan Facility") with Ford Motor Credit;

  . $131.4 million under a standardized secured floor plan facility (the "Chrysler Floor Plan Facility") with Chrysler Financial;

  . $25.1 million under a standardized secured floor plan facility (the "GMAC Floor Plan Facility" and together with the Ford Floor Plan Facility and the Chrysler Floor Plan Facility, the "Floor Plan Facilities") with General Motors Acceptance Corporation ("GMAC");

  . $121.2 million in 11% Senior Subordinated Notes due 2008 representing $125.0 million in aggregate principal amount less unamortized discount of approximately $3.8 million; and

  . $30.2 million of other secured debt, including $21.5 million under a revolving real estate acquisition and new dealership construction line of credit (the "Construction Loan") and a related mortgage refinancing facility (the "Permanent Loan" and together with the Construction Loan, the "Mortgage Facility") with Ford Motor Credit.

   As of September 30, 2000, we had approximately $78.5 million available for additional borrowings under the Mortgage Facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under our Floor Plan Facilities. In addition, the indentures relating to our senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

   The degree to which we are leveraged after the offering could have important consequences to the holders of our securities, including the following:

  . our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

  . a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our senior subordinated notes, borrowings under the Revolving Facility and the Floor Plan Facilities and other indebtedness, thereby reducing the funds available to us for our operations and other purposes;

  . some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates;

  . the indebtedness outstanding under our credit facilities is secured by a pledge of substantially all the assets of our dealerships; and

  . we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

   In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

Your right to receive payments on Debt Securities may be junior to significant amounts of our existing indebtedness, including borrowings currently outstanding under the Revolving Facility, the Floor Plan Facilities and the Mortgage Facility. Further, the subsidiary guarantees of any Debt Securities will be junior to our subsidiary guarantors' existing indebtedness and possibly to all their future borrowings.

   All Debt Securities will be subordinated in right of payment to all of our existing and future senior indebtedness, including borrowings currently under the Revolving Facility, the Floor Plan Facilities and the Mortgage Facility. Our senior indebtedness includes all debt allowed under the indenture governing any Debt Securities, except for trade payables, tax obligations and any future debt that is expressly equal with, or subordinated in right of payment to, Debt Securities. The holders of our senior debt will be entitled to be paid in full before any payment may be made on Debt Securities in any bankruptcy, liquidation, reorganization or similar proceeding. In the event of such a proceeding, holders of any Debt Securities will participate with holders of our other subordinated indebtedness in the distribution of assets remaining after all of our senior debt has been paid in full. We may not have sufficient funds to pay all of our creditors, and holders of Debt Securities may receive less, ratably, than the holders of senior debt or holders of trade payables. We may not pay principal of, or premium, if any, or interest on, any other amounts owing on any Debt Securities, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire any Debt Securities, if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms. However, those restrictions would be lifted if, in either case, the default is cured or waived, the acceleration is rescinded or the indebtedness is repaid in full.

   In addition, all payments on Debt Securities will be blocked in the event of a payment default on senior debt and may be blocked for a period of time under the governing indenture in the event of a non-payment default, unless the default has been cured or waived, any acceleration of the indebtedness has been rescinded or such indebtedness has been repaid in full.

   As of September 30, 2000, we had:

  . $540.9 million of floor plan indebtedness and $372.3 million of other indebtedness, including under the Revolving Facility, that would have ranked senior in right of payment to any Debt Securities, all of which is secured; and

  . $125.0 million of indebtedness under our existing senior subordinated notes, which may be either equal or senior in right of payment to the Debt Securities.

Substantially all of our outstanding indebtedness is secured; Debt Securities may not be secured.

   Debt Securities may not be secured by any of our assets. The indebtedness under the Revolving Facility, the Floor Plan Facilities and the Mortgage Facility is secured variously by (1) a pledge of all the equity we own in our subsidiaries and that our subsidiary holding companies own in the subsidiaries,
(2) guarantees by all of our subsidiaries that are, in turn, secured by a lien on all of the assets of the subsidiaries, (3) a lien on substantially all of our other assets and (4) direct liens on the real estate and other assets of our subsidiaries that own or acquire real estate. In the event of a default on any Debt Securities or our bankruptcy, liquidation or reorganization, those assets will be available to satisfy the secured obligations prior to being available to repay any Debt Securities. Accordingly, there may not be sufficient funds or other assets remaining to pay amounts due on any Debt Securities. The indenture for any Debt Securities may permit, and the indenture for our senior subordinated notes does permit, us to incur additional indebtedness, which may also be secured.

Our future operating results depend on our ability to integrate our operations with recent acquisitions.

   Our future operating results depend on our ability to integrate the operations of our recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our systems, procedures and structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business. We acquired 19 dealerships in 1998, 72 during 1999 and 10 to date in 2000.

   We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, including as a result of:

  . the difficulties of managing operations located in geographic areas where we have not previously operated;

  . the management time and attention required to integrate and manage newly acquired dealerships;

  .  the difficulties of assimilating and retaining employees; and

  .  the challenges of keeping customers.

   These factors could have a material adverse effect on our financial condition and results of operations.

Risks associated with acquisitions may hinder our ability to increase revenues and earnings.

   The automobile retailing industry is considered a mature industry in which minimal growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships, as well as on our ability to manage expansion, control costs in our operations and consolidate both completed and anticipated dealership acquisitions, into existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

  .  incurring significantly higher capital expenditures and operating expenses;

  . failing to assimilate the operations and personnel of the acquired dealerships;

  .  entering new markets with which we are unfamiliar;

  .  potential undiscovered liabilities at acquired dealerships;

  .  disrupting our ongoing business;

  .  diverting our limited management resources;

  .  failing to maintain uniform standards, controls and policies;

  . impairing relationships with employees, manufacturers and customers as a result of changes in management;

  . causing increased expenses for accounting and computer systems, as well as integration difficulties; and

  . failure to obtain a manufacturer's consent to the acquisition of one or more of its dealership franchises.

   We may not adequately anticipate all of the demands that our growth will impose on our systems, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. If we cannot adequately anticipate and respond to these demands, our business could be materially harmed.

   Failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership. Installing new computer systems has disrupted existing operations in the past as management and salespersons adjust to new technologies. We cannot assure you that we will overcome these risks or any other problems encountered with our acquisitions, including our 1998, 1999 and 2000 acquisitions.

Automobile manufacturers exercise significant control over our operations, and we are dependent on them to operate our business.

   Each of our dealerships operates pursuant to a franchise agreement with the applicable automobile manufacturer or manufacturer authorized distributor. We are significantly dependent on our relationships with these manufacturers. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer.

   Vehicles manufactured by the following manufacturers accounted for the indicated approximate percentage of our new vehicle revenue for the nine months ended September 30, 2000:

                                   Percentage of Historical
                                   New Vehicle Revenues for
                                    the Nine Months ended
                     Manufacturer     September 30, 2000
                     ------------  ------------------------
                        Honda               14.6%
                         Ford               13.8%
                       Chrysler             12.3%
                    General Motors          10.9%
                         BMW                10.1%
                        Toyota              8.5%
                        Nissan              6.4%
                        Lexus               5.0%

   No other manufacturer accounted for more than 5% of our new vehicle sales during the first nine months of 2000. A significant decline in the sale of Honda, Ford, Chrysler, General Motors ("GM"), BMW, Toyota, Nissan or Lexus new vehicles could have a material adverse effect on our revenue and profitability.

   Manufacturers exercise a great degree of control over the operations of our dealerships. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management and other material breaches of the franchise agreements. Manufacturers may also have a right of first refusal if we seek to sell dealerships. We believe that we will be able to renew at expiration all of our existing franchise agreements.

  . We cannot assure you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

  . If a manufacturer is allowed under state franchise laws to terminate or decline to renew one or more of our significant franchise agreements, this action could have a material adverse effect on our results of operations.

  . Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our results of operations.

  . Manufacturers allocate their vehicles among dealerships generally based on the sales history of each dealership. Consequently, we also depend on the manufacturers to provide us with a desirable mix of popular new vehicles. These popular vehicles produce the highest profit margins and tend to be the most difficult to obtain from the manufacturers.

  . Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs may materially adversely affect our profitability. Some of these programs include:

    .  customer rebates on new vehicles;

    .  dealer incentives on new vehicles;

    .  special financing or leasing terms;

    .  warranties on new and used vehicles; and

    .  sponsorship of used vehicle sales by authorized new vehicle dealers.

Adverse conditions affecting one or more manufacturers may negatively impact our profitability.

   The success of each of our dealerships depends to a great extent on the manufacturers':

  .  financial condition;

  .  marketing;

  .  vehicle design;

  .  production capabilities;

  .  management; and

  .  labor relations.

   Nissan, Dodge (a Chrysler brand) and Volvo have had significant difficulty in the U.S. market in the recent past. If any of our manufacturers, particularly Honda, Ford, Chrysler, GM, BMW, Toyota, Nissan, or Lexus were unable to successfully design, manufacture, deliver and market their vehicles, the manufacturer's reputation and our ability to sell the manufacturer's vehicles could be adversely affected.

   Events such as strikes and other labor actions by unions, or negative publicity concerning a particular manufacturer or vehicle model, may materially and adversely affect our results of operations. Similarly, the delivery of vehicles from manufacturers later than scheduled, which may occur particularly during periods when new products are being introduced, can reduce our sales. Although, we have attempted to lessen our dependence on any one manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile manufacturers, adverse conditions affecting manufacturers, Honda, Ford, Chrysler, GM, BMW, Toyota, Nissan or Lexus in particular, could have a material adverse effect on our results of operations. For example, in June 1998, the United Auto Workers went on strike at two GM facilities in Flint, Michigan. The strike lasted 53 days, causing 27 GM manufacturing facilities to shut down during the strike and severely affecting production of GM vehicles during the strike. In the event of another strike, we may need to purchase inventory from other automobile dealers at prices higher than we would be required to pay to the affected manufacturer in order to carry an adequate level and mix of inventory. Consequently, strikes or other adverse labor actions could materially adversely affect our profitability.

Manufacturer stock ownership/issuance restrictions limit our ability to issue additional equity to meet our financing needs.

   Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. Our manufacturers have agreed to permit trading in Sonic's Class A common stock. A number of manufacturers impose restrictions on the transferability of the Class A common stock.

  . Honda may force the sale of our Honda or Acura franchises if (1) an automobile manufacturer or distributor acquires securities having 5% or more of the voting power of Sonic's securities, (2) an individual or entity that has either a felony criminal record or a criminal record relating solely to dealings with an automobile manufacturer, distributor or dealership acquires securities having 5% or more of the voting power of Sonic's securities or (3) any individual or entity acquires securities having 20% or more of the voting power of Sonic's securities and Honda reasonably deems such acquisition to be detrimental to Honda's interests in any material respect.

  . Ford may cause us to sell or resign from one or more of our Ford, Lincoln or Mercury franchises if any person or entity (other than O. Bruton Smith and any entity controlled by him) acquires or has a binding agreement to acquire securities having 50% or more of the voting power of Sonic's securities.

  . GM, Toyota and Nissan Motor Corporation In U.S.A. may force the sale of their respective franchises if 20% of more of Sonic's voting securities are similarly acquired.

  . Chrysler requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic.

  . Mercedes requires 60 days advance notice to approve any acquisition of 20% or more of Sonic's voting securities.

  . Volkswagen has approved the sale of no more than 25% of the voting control of Sonic, and any future changes in ownership or transfers among Sonic's current stockholders that could affect the voting or managerial control of Sonic's Volkswagen franchise subsidiaries requires the prior approval of Volkswagen.

Other manufacturers may impose similar or more limiting restrictions.

   Our lending arrangements also require that holders of Sonic's Class B common stock maintain voting control over Sonic. We are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control of Sonic, it could result in the termination or non-renewal of one or more of our franchise agreements and a default under our credit arrangements. Moreover, these issuance limitations may impede our ability to raise capital through additional equity offerings or to issue our stock as consideration for future acquisitions.

Manufacturers' restrictions on acquisitions could limit our future growth.

   We are required to obtain the consent of the applicable manufacturer before the acquisition of any additional dealership franchises. We cannot assure you that manufacturers will grant such approvals, although the denial of such approval may be subject to certain state franchise laws. Jaguar declined to consent to our proposed 1997 acquisitions of franchises associated with dealerships in Chattanooga, Tennessee and Greenville, South Carolina, and we subsequently agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001.

   Obtaining manufacturer consent for acquisitions could also take a significant amount of time. Obtaining manufacturer approval for each of our completed acquisitions has taken approximately three to five months. We believe that manufacturer approvals of subsequent acquisitions from manufacturers with which we have previously completed applications and agreements may take less time, although we cannot provide you with assurances to that effect. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership in the event we seek to acquire that dealership franchise.

   If we experience delays in obtaining, or fail to obtain, manufacturer approvals for dealership acquisitions, our growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the manufacturers may consider many factors, including:

  .  our management's moral character;

  .  the business experience of the post-acquisition dealership management;

  .  our financial condition;

  .  our ownership structure; and

  .  manufacturer-determined consumer satisfaction index (CSI) scores.

   In addition, a manufacturer may seek to limit the number of its dealerships that we may own, our national market share of that manufacturer's products or the number of dealerships we may own in a particular geographic area. These restrictions may not be enforceable under state franchise laws.

  . In September 1999, Ford and Sonic signed a new framework agreement. The agreement places the following restrictions on our ability to acquire Ford or Lincoln Mercury dealerships:

      . We may not acquire additional Ford or Lincoln Mercury dealerships unless we continue to satisfy Ford's requirement that 80% of our Ford dealerships meet Ford's performance criteria. Beyond that, we may not make an acquisition that would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding 5% of the total Ford or total Lincoln Mercury retail sales of new vehicles in the United States for the preceding calendar year.

      . We may not acquire additional Ford or Lincoln Mercury dealerships in a particular state if such an acquisition would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding 5% of the total Ford or total Lincoln Mercury retail sales of new vehicles in that state for the preceding calendar year.

      . We may not acquire additional Ford dealerships in a Ford-defined market area if such an acquisition would result in our owning more than one Ford dealership in a market having a total of three or less Ford dealerships or owning more than 25% of the Ford dealerships in a market having a total of four or more Ford dealerships. An identical market area restriction applies for Lincoln Mercury dealerships.

      . In September 1999, Honda and Sonic signed a new framework agreement. This framework agreement limits the number of Honda and Acura dealerships that we may own on a national level, in each Honda and Acura-defined geographic zone, and in each Honda-defined metropolitan market. Nationally, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in the United States. In Honda-defined geographic zones, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in each of 10 Honda-defined geographic zones. In Honda-defined metropolitan markets, the limitations on Honda dealerships owned by us are specified numbers of dealerships in each market, which numerical limits vary based mainly on the total number of Honda dealerships in a particular market. For Acura, we may own no more than (1) two Acura dealerships in a Honda-defined metropolitan market, (2) three Acura dealerships in any one of six Honda-defined geographic zones and (3) five Acura dealerships nationally.

  . Toyota currently restricts the number of dealerships that may be owned by any one group to seven Toyota and three Lexus dealerships nationally and restricts the number of dealerships that may be owned to (1) the greater of one dealership, or 20% of the Toyota dealer count in a Toyota-defined "Metro" market, (2) the lesser of five dealerships or 5% of the Toyota dealerships in any Toyota region (currently 12 geographic regions) and (3) two Lexus dealerships in any one of the four Lexus geographic areas. Toyota further requires that at least nine months elapse between acquisitions.

  . Mercedes restricts any company from owning Mercedes dealerships with sales of more than 3% of total sales of Mercedes vehicles in the U.S. during the previous calendar year.

  . GM currently limits the maximum number of GM dealerships that we may acquire to 50% of the GM dealerships, by brand line, in a GM-defined geographic market area having multiple GM dealers.

  . Subaru limits us to no more than two Subaru dealerships within certain designated market areas, four Subaru dealerships within its Mid-America region and 12 dealerships within Subaru's entire area of distribution.

  . BMW prohibits publicly held companies from owning BMW dealerships representing more than 5% of all BMW sales in the U.S. or more than 50% of BMW dealerships in a given metropolitan market. We believe we are currently at BMW's national sales limitation.

  . Toyota, Honda and Mercedes also prohibit the coupling of a franchise with any other brand without their consent.

  .  Honda also prohibits ownership of contiguous dealerships.

   As a condition to granting their consent to our acquisitions, a number of manufacturers required additional restrictions. These agreements principally restrict:

  . material changes in our company or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in our board of directors or management that could have a material adverse effect on the manufacturer's image or reputation or could be materially incompatible with the manufacturer's interests;

  . the removal of a dealership general manager without the consent of the manufacturer; and

  . the use of dealership facilities to sell or service new vehicles of other manufacturers.

   In addition, manufacturer consent to our acquisitions may impose conditions, such as requiring facilities improvements by us at the acquired dealership.

   If we are unable to comply with these restrictions, we generally:

  . must sell the assets of the dealerships to the manufacturer or to a third party acceptable to the manufacturer; or

  .  terminate the dealership agreements with the manufacturer.

Other manufacturers may impose other and more stringent restrictions in connection with future acquisitions.

   We currently own the following number of franchises for the following manufacturers:

                               Number                  Number
                                 of                      of
                Manufacturer Franchises Manufacturer Franchises
                ------------ ---------- ------------ ----------
                 Dodge......     12     Lincoln.....     4
                 Honda......     11     Mercedes....     4
                 BMW........     10     Mitsubishi..     3
                 Ford.......     10     GMC.........     3
                 Nissan.....     10     Hyundai.....     3
                 Chevrolet..     10     Isuzu.......     3
                 Cadillac...     10     KIA.........     3
                 Volvo......     9      Pontiac.....     3
                 Oldsmobile.     7      Audi........     2
                 Chrysler...     7      Infiniti....     2
                 Jeep.......     7      Range Rover.     2
                 Plymouth...     7      Porsche.....     2
                 Toyota.....     7      Acura.......     1
                 Volkswagen.     6      Buick.......     1
                 Mercury....     5      Subaru......     1
                 Lexus......     4
                                                        ---
                                                        169

Our failure to meet a manufacturer's consumer satisfaction requirements may adversely affect our ability to acquire new dealerships and our profitability.

   Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer, but which are generally known as "CSI." These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. To date, we have not been materially adversely affected by these standards and have not been denied approval of any acquisition based on low CSI scores, except for Jaguar's refusal to approve our acquisition of a Chattanooga Jaguar franchise in 1997. However, we cannot assure you that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with the manufacturer's CSI standards. This could materially adversely affect our acquisition strategy. In addition, we receive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

There are limitations on our financial resources available for acquisitions.

   We intend to finance our acquisitions with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements.

  . We cannot assure you that we will be able to obtain additional financing by issuing stock or debt securities.

  . Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

  . If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our growth strategy.

   We estimate that we have approximately $97.5 million available for additional borrowings under the 2000 Revolving Facility, based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic (which borrowing base was $431.7 million of the $500.0 million facility at September 30, 2000).

   In addition, we are dependent to a significant extent on our ability to finance our inventory. Automotive retail inventory financing involves significant sums of money in the form of "floor plan financing." Floor plan financing is how a dealership finances its purchase of new vehicles from a manufacturer. The dealership borrows money to buy a particular vehicle from the manufacturer and pays off the loan when it sells that particular vehicle, paying interest during this period. We must obtain new floor plan financing or obtain consents to assume such financing in connection with our acquisition of dealerships. As of September 30, 2000, we had approximately $540.9 million of floor plan indebtedness outstanding, of which $384.4 million was under the Ford Floor Plan Facility, $131.4 million was under the Chrysler Floor Plan Facility and $25.1 million was under the GMAC Floor Plan Facility.

   Substantially all the assets of our dealerships are pledged to secure this floor plan indebtedness. In addition, substantially all the real property and assets of our subsidiaries that are constructing new dealerships are pledged under our newly obtained Mortgage Facility. These pledges may impede our ability to borrow from other sources.

   Finally, because Ford Motor Credit is associated with Ford, any deterioration of our relationship with one could adversely affect our relationship with the other. The same is true of our relationships with Chrysler and Chrysler Financial, as well as GM and GMAC.

Although our officers and directors have previously facilitated our acquisition financing, we cannot assure you that these individuals will be willing or able to assist in our financing needs in the future.

   O. Bruton Smith, our Chief Executive Officer and Chairman of the Board, previously guaranteed our credit facilities and other financing arrangements to facilitate our acquisitions. Mr. Smith may be unwilling to make any such commitments in the future if such commitments are needed.

   Mr. Smith initially guaranteed obligations under the Revolving Facility. Such obligations were further secured with a pledge of shares of common stock of Speedway Motorsports, Inc. owned by Sonic Financial Corporation, a corporation controlled by Mr. Smith ("SFC"), having an estimated value at the time of pledge of approximately $50.0 million (the "Revolving Pledge"). When the Revolving Facility's borrowing limit was increased to $75.0 million in 1997, Mr. Smith's personal guarantee of Sonic's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place. Mr. Smith was also required by Ford Motor Credit to lend $5.5 million (the "Subordinated Smith Loan") to Sonic to increase our capitalization because the net proceeds from our November 1997 initial public offering were significantly less than expected. In August 1998, Ford Motor Credit released the Revolving Pledge. In November 1999, Ford Motor Credit further increased the borrowing limit under the 1999 Revolving Facility to $350.0 million subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge by SFC of five million shares of Speedway Motorsports, Inc. common stock. The 2000 Revolving Facility is subject to a similar borrowing base, including SFC's continuing pledge of Speedway Motorsports, Inc. stock.

   Before our acquisition of FirstAmerica, Mr. Smith guaranteed the obligations of FirstAmerica under FirstAmerica's new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit on this credit facility was approximately $138 million. Mr. Smith had guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5.0 million shares of Speedway Motorsports, Inc. common stock owned by SFC. We assumed FirstAmerica's obligations to Ford Motor Credit under our 1999 Revolving Facility when we acquired FirstAmerica. Mr. Smith's secured guarantee in favor of Ford Motor Credit guaranteed a portion of our obligations under the 1999 Revolving Facility. Under the 2000 Revolving Facility, Mr. Smith did not provide a guarantee in favor of the lenders, but SFC continues to pledge Speedway Motorsports, Inc. stock as collateral. We cannot assure you that Mr. Smith will be willing or able to provide similar guarantees or credit support in the future to facilitate Sonic's future acquisitions.

Automobile retailing is a mature industry with limited growth potential in new vehicle sales, and our acquisition strategy will affect our revenues and earnings.

   The United States automobile dealership industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in our revenues and earnings is likely to be significantly affected by our success in acquiring and integrating dealerships and the pace and size of such acquisitions.

   High competition in automobile retailing reduces our profit margins on vehicle sales. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

   Automobile retailing is a highly competitive business with approximately 22,400 franchised automobile dealerships in the United States at the end of 1999. Our competition includes:

  . Franchised automobile dealerships selling the same or similar makes of new and used vehicles that we offer in our markets and sometimes at lower prices than we offer. Some of these dealer competitors may be larger and have greater financial and marketing resources than we do;

  .  Other franchised dealers;

  .  Private market buyers and sellers of used vehicles;

  .  Used vehicle dealers;

  . Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

  .  Service center chain stores; and

  .  Independent service and repair shops.

   Our financing and insurance business and other related businesses, which provide higher contributions to our earnings than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties. This competition is increasing as these products are now being marketed and sold over the Internet.

   Gross profit margins on sales of new vehicles have been generally declining since 1986. We do not have any cost advantage in purchasing new vehicles from manufacturers, due to economies of scale or otherwise. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. The following factors could have a significant impact on our business:

  . The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related financing and insurance services, which may further reduce margins for new and used cars and profits for related financing and insurance services. In addition, CarsDirect.com and others are selling vehicles over the Internet without the benefit of having a dealership franchise, although they must currently source their vehicles from a franchised dealer. CarsDirect.com has entered into an alliance with United Auto Group to facilitate their sourcing of vehicles. Also, AutoNation is selling vehicles for its new car dealerships through its AutoNationDirect.com web site. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with Internet car sellers or are spending significant sums on developing their own Internet capabilities, which could materially adversely affect our business.

  . Ford has entered into joint ventures to acquire dealerships in various cities in the United States, and Saturn has acquired some of its dealerships. GM, which previously announced similar intentions, has cancelled its initiative in this area. Other manufacturers may directly enter the retail market in the future. Our revenues and profitability could be materially adversely affected by manufacturers' direct retailing efforts.

  . The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on new and used vehicle margins.

  . Some of our competitors may be capable of operating on smaller gross margins than we are, and the on-line auto brokers have been operating at a loss.

  . As we seek to acquire dealerships in new markets, we may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. This competition includes other large dealer groups and dealer groups that have publicly traded equity.

   Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate, although certain state franchise laws may limit such activities by the manufacturers. A similar adverse effect could occur if existing competing franchised dealers increase their market share in our markets. Our gross margins may decline over time as we expand into markets where we do not have a leading position. These and other competitive pressures could materially adversely affect our results of operations.

The cyclical and local nature of automobile sales may adversely affect our profitability.

   The automobile industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. For example, recent interest rate increases and other factors have impacted the market and have reduced the seasonally adjusted annualized selling rate of new cars since the beginning of the year.

   Future recessions may have a material adverse effect on our business. In addition, significant changes in interest rates may significantly impact our car sales since many car buyers finance their purchases. Furthermore, higher gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/SUV models (which typically provide high profit margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

   Local economic, competitive and other conditions also affect the performance of dealerships. Our dealerships currently are located in the Atlanta, Baltimore, Birmingham, Charleston, Charlotte, Chattanooga, Columbia, Columbus, Dallas, Daytona Beach, Fort Myers, Greenville/Spartanburg, Houston, Las Vegas, Los Angeles, Mobile/Pensacola, Montgomery, Nashville, San Diego, San Francisco, San Jose/Silicon Valley, Tampa/Clearwater, Tulsa and Washington, D.C. markets. We intend to pursue acquisitions outside of these markets, but our operational focus is on our current markets. As a result, our results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and Northern California and, to a lesser extent, the Houston and Columbus markets. Sales in our Northern California market represented 15.7% of our sales for the nine months ended September 30, 2000. Our results of operations also depend on other factors, such as tax rates and state and local regulations specific to Alabama, California, Florida, Georgia, Maryland, Nevada, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia. Sonic may not be able to expand geographically and any such expansion may not adequately insulate it from the adverse effects of local or regional economic conditions.

We can offer you no assurances that we will be able to continue executing our acquisition strategy without the costs of future acquisitions escalating.

   Although there are many potential acquisition candidates that fit our acquisition criteria, we cannot assure you that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

  .  the availability of suitable acquisition candidates;

  .  competition with other dealer groups for suitable acquisitions;

  .  the negotiation of acceptable terms;

  .  our financial capabilities;

  .  our stock price;

  .  the availability of skilled employees to manage the acquired companies; and

  .  general economic and business conditions.

   We may be required to file applications and obtain clearances under applicable federal antitrust laws before completing an acquisition. These regulatory requirements may restrict or delay our acquisitions, and may increase the cost of completing acquisitions.

The operating condition of acquired businesses cannot be determined accurately until we assume control.

   Although we conduct what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Until we actually assume operating control of such assets, we may not be able to ascertain the actual value of the acquired entity.

Additional shares eligible for future sale could have an adverse effect on the market price of our Class A common stock.

   The market price of our Class A common stock could be adversely affected by the availability for public sale of up to 23,534,990 shares held or issuable on November 16, 2000, including:

Number of Shares of
Class A Common Stock                           Manner of Holding and/or Issuance
--------------------                           ---------------------------------
    12,250,000(1)      Issuable on conversion of 12,250,000 shares of our Class B common stock owned by existing stockholders of Sonic. These shares of Class A common stock are subject to certain piggyback registration rights.
       242,782(1)      Issuable on exercise of warrants issued in our business acquisitions.
        29,384(1)(2)   Issuable on conversion of outstanding shares of our Class A convertible preferred stock that were issued in our business acquisitions.
     5,500,699         Issued in our business acquisitions and currently registered for sale under the
                       Securities Act pursuant to shelf registrations.
     4,834,635         Issuable on exercise of options granted under our 1997 Stock Option Plan. All such shares are registered for sale under the Securities Act.
       232,458         Issuable on exercise of options granted under our employee stock purchase plans.
                       All such shares are registered for sale under the Securities Act.
       335,032         Issuable on exercise of options granted under our Amended and Restated
                       FirstAmerica Automotive 1997 Stock Option Plan. All such shares are registered for sale under the Securities Act.
       110,000         Issuable on exercise of options granted under our Directors Formula Stock Option
                       Plan. All such shares are registered for sale under the Securities Act.

--------
(1) All such shares are "restricted securities" as defined in Rule 144 under the Securities Act and may be resold in compliance with Rule 144.
(2) The number of shares of Class A common stock issuable upon conversion of outstanding shares of our preferred stock is an estimate based on the assumption that the average of the daily closing prices for the Class A common stock on the New York Stock Exchange for the 20 consecutive trading days ending one trading day before such conversion was $8.525 per share
    This number is subject to adjustment based on the common stock price on the date of conversion and could be materially more or less than this estimated amount depending on factors that we cannot presently determine. These factors include the future market price of the Class A common stock and the decisions of the holders of the preferred stock as to when to convert their shares of preferred stock. Generally, such issuances of Class A common stock will vary inversely with the market price of the Class A common stock.

   In connection with pending acquisitions, we have agreed to issue approximately $2.0 million in Class A common stock and approximately $4.6 million in liquidation value of preferred stock. Approximately $4.6 million in value of these securities will have registration rights, all of which shares will be subject to prohibitions on resales for the six months after their issuance. We intend in our business acquisitions to issue additional shares of equity securities that may have registration rights as well as be eligible for resale under Rule 144. The resale of substantial amounts of Class A common stock, or the perception that such resales may occur, could materially and adversely affect the prevailing market prices for the Class A common stock and our ability to raise equity capital in the future.

Potential conflicts of interest between Sonic and its officers could adversely affect our future performance.

   O. Bruton Smith serves as the chairman and chief executive officer of Speedway Motorsports Inc. Accordingly, Sonic competes with Speedway Motorsports Inc. for the management time of Mr. Smith. Under his employment agreement with Sonic, Mr. Smith is required to devote approximately 50% of his business time to our business. The remainder of his business time may be devoted to other entities, including Speedway Motorsports Inc.

   Sonic has in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or other affiliates of Sonic. For example, Sonic previously entered into property transactions with MMR Holdings, L.L.C. and its subsidiaries (the "MMR Group"). The MMR Group was owned, directly and indirectly, and controlled by Mr. Smith. On August 13, 1999, Mr. Smith and SFC sold the ownership of the MMR Group to CAR MMR L.L.C. ("CAR MMR"), an affiliate of Capital Automotive REIT, which is unaffiliated with Sonic or Mr. Smith. The MMR Group owned 50 properties leased to 42 Sonic dealerships at the time of the MMR Group sale. As a part of the sale of the MMR Group, Mr. Smith and SFC signed agreements with Sonic to induce Sonic to sign its agreement with CAR MMR. Mr. Smith and SFC, under these agreements, agreed to pay approximately $2.5 million to Sonic, which amount represented Mr. Smith's and SFC's profits on the sale of the MMR Group less their expenses in selling the MMR Group and a 14% annual return on their initial investment in the MMR Group, net of any advances previously made by Sonic to the MMR Group.

   We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although such transactions have neither been independently verified in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between Sonic and its officers or directors in the enforcement, amendment or termination of arrangements existing between them.

   Under Delaware law generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is

   (1) one which the corporation is financially able to undertake,

   (2) is in the line of the corporation's business,

   (3) is of practical advantage to the corporation, and

   (4) is one in which the corporation has an interest or reasonable expectancy.

Accordingly, our corporate insiders are generally prohibited from engaging in new dealership-related business opportunities outside of Sonic unless a majority of Sonic's disinterested directors decide that such opportunities are not in our best interest.

   Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in similar transactions with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of its independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing. In addition, the terms of the Revolving Facility, the Notes offered by this offering memorandum and Sonic's existing senior subordinated notes restrict transactions with affiliates in a manner similar to Sonic's charter restrictions.

Lack of majority of independent directors could result in conflicts between us and our management and majority stockholders that may reduce our future performance.

   Independent directors do not constitute a majority of our board, and our board may not have a majority of independent directors in the future. Without a majority of independent directors, Sonic's executive officers, principal stockholders and directors could establish policies and enter into transactions without independent review and approval, subject to certain restrictions under our charter. These policies and transactions could present the potential for a conflict of interest between Sonic and its minority stockholders and the controlling officers, stockholders or directors.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

   Our success depends to a significant degree upon the continued contributions of Sonic's management team, particularly its senior management, and service and sales personnel. The loss of any of these executives may have a material adverse effect on our operations. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our results of operations.

   In addition, we may need to hire additional managers as we expand. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Seasonality of the automotive retail business adversely affects first quarter revenues.

   Our business is seasonal, with a disproportionate amount of revenues received generally in the second, third and fourth fiscal quarters.

Import product restrictions and foreign trade risks may impair our ability to sell foreign vehicles profitably.

   Some of the vehicles and major components of vehicles we sell are manufactured in foreign countries. Accordingly, we are subject to the import and export restrictions of various jurisdictions and are dependent to some extent upon general economic conditions in, and political relations with, a number of foreign countries, particularly Germany, Japan and Sweden. Fluctuations in currency exchange rates may also adversely affect our sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

   We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements and consumer protection laws. The violation of these laws and regulations can result in civil and criminal penalties against us or in a cease and desist order against our operations if we are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional costs.

   Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. People who may be found liable under these laws and regulations include the present or former owner or operator of a contaminated property and companies that generated, transported, disposed of or arranged for the transportation or disposal of hazardous substances found at the property.

   Our past and present business operations are subject to environmental laws and regulations governing the use, storage, handling, recycling and disposal of hazardous or toxic substances such as new and waste motor oil, oil filters, transmission fluid, antifreeze, freon, new and waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. We are also subject to laws and regulations relating to underground storage tanks that exist or used to exist at many of our properties. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

   Environmental laws and regulations, including those governing air emissions and underground storage tanks, could require compliance with new or more stringent standards that are imposed in the future. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Consequently, we may be required to make substantial expenditures in the future.

Concentration of voting power and antitakeover provisions of our charter, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control of Sonic.

   Sonic's common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control Sonic. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stock holder or otherwise benefiting the Class B common stock holders constituting a:

   (1) "going private" transaction;

   (2) disposition of substantially all of our assets;

   (3) transfer resulting in a change in the nature of our business; or

   (4) merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

   The holders of Class B common stock currently hold less than a majority of Sonic's outstanding common stock, but a majority of Sonic's voting power. This may prevent or discourage a change of control of Sonic even if such action were favored by holders of Class A common stock.

   Sonic's charter and bylaws make it more difficult for its stockholders to take corporate actions at stockholders' meetings. In addition, options under our 1997 Stock Option Plan become immediately exercisable on a change in control. Also, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business transaction with the company against its directors' wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. These agreements, corporate documents and laws, as well as provisions of our lending arrangements creating an event of default on a change in control, may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares upon an acquisition of Sonic.

Amortization of goodwill from acquisitions could change, resulting in significant reduction in earnings for future periods.

   Goodwill, net of accumulated amortization, represented approximately 39.5% of our total assets and 147.2% of our stockholders' equity as of December 31, 1999, and represented approximately 38.4% of our total assets and 143.3% of our stockholders' equity as of September 30, 2000. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States of America require that this and all other intangible assets be amortized over the period benefited. We determined that the period benefited by all of the goodwill will be no less than 40 years. Accordingly, we amortize goodwill over a 40 year period. Earnings reported in periods immediately following the acquisition would be overstated if we attributed a 40 year benefit period to an intangible asset that should have had a shorter benefit period. In later years, we would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the price paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. We periodically compare the carrying value of goodwill with anticipated undiscounted future cash flows from operations of the businesses we have acquired to evaluate the recoverability of goodwill. We have concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years. We will incur additional goodwill in our future acquisitions.

   The Financial Accounting Standards Board recently proposed new rules relating to the accounting for business combinations and intangible assets. One aspect of the proposal would not permit goodwill to be amortized over a period in excess of 20 years; however, we cannot assure you that such a rule will be adopted and, if adopted, as to the final provisions of any such rules. If such a rule is adopted, we have been advised that it would likely only affect the period over which we amortize goodwill on our future acquisitions.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and requires Debt Security holders to return payments received from guarantors.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  .  was insolvent or rendered insolvent by reason of such incurrence; or

  . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

  . if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

  .  it could not pay its debts as they became due.

   We can give you no assurance as to what standard a court would apply in making such a determination or that a court would agree with our conclusions that, after giving effect to a guarantee of Debt Securities, each guarantor will not be insolvent.

                                USE OF PROCEEDS

   Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the acquisition of additional automobile dealerships, additions to our working capital, and capital expenditures.

   We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges for the periods indicated.


                                              Year Ended December 31,
                                           -----------------------------
                                           1995 1996 1997 1998 1999 2000
                                           ---- ---- ---- ---- ---- ----
        Ratio of earnings to fixed charges 8.1  7.3  4.1  3.3  3.4  3.2

   For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges: (1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued during the periods presented above.

                        DESCRIPTION OF DEBT SECURITIES

   The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

   The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, our subsidiaries, if our subsidiaries are guarantors of the Debt Securities, and a U.S. banking institution (a "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

   We will describe the particular terms of any Debt Securities that we offer and the extent to which the general provisions below will apply to those Debt Securities in a prospectus supplement relating to those Debt Securities. The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Debt Securities will be subject to all those terms, and we refer the holders of the Debt Securities to the Indenture and the Trust Indenture Act for a statement of those terms. Unless we indicate otherwise, capitalized terms have the meanings given in the applicable Indenture.

   We have summarized selected provisions of the Indenture below. The summary is not complete. The forms of the Indenture have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indenture, such sections or defined terms are incorporated by reference herein or therein, as applicable.

General

   The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

   The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined) as described under "--Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities.

   If specified in the prospectus supplement, our subsidiaries (the "Guarantors") will unconditionally guarantee (the "Subsidiary Guarantees") on a joint and several basis the Debt Securities as described under "--Subsidiary Guarantees" and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Guarantor.

   The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following additional terms:

  .  the title of the Debt Securities;

  . whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, subordinated terms relating thereto;

  . whether the Guarantors will provide Subsidiary Guarantees of the Debt Securities;

  .  the aggregate principal amount of the Debt Securities or any limit thereon;

  .  the dates on which the principal of the Debt Securities will be payable;

  . the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

  .  the places where payments on the Debt Securities will be payable;

  .  any terms upon which the Debt Securities may be redeemed at our option;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

  . the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

  . if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

  .  whether the Debt Securities are secured and the terms of such security;

  .  whether the Debt Securities are defeasible;

  .  any addition to or change in the Events of Default;

  .  any addition to or change in the covenants in the applicable Indenture; and

  . any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

   Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special

United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

   The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  . the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

  . the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

  . the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

   The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

   The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default on the Subordinated Debt Securities arising from any such failure to make payment.

   The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under "--Defeasance and Covenant Defeasance."

Conversion Rights

   The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Subsidiary Guarantees

   If specified in the prospectus supplement, the Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Guarantors.

   Subject to the limitations described below and in the prospectus supplement, the Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series (the "Guaranteed Obligations"). The Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor.

   In the case of Subordinated Debt Securities, a Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of such Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Indebtedness. No payment will be made by any Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

   Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

   Each Subsidiary Guarantee will be a continuing guarantee and will:

  . remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,

  .  be binding upon each Guarantor, and

  . inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

   In the event that a Guarantor ceases to be a Significant Subsidiary, whether as a result of a disposition of all of the assets or all of the capital stock of such Guarantor, by way of sale, merger, consolidation or otherwise, such Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any holder and no other person acquiring or owning the assets or capital stock of such Guarantor (if not otherwise a Significant Subsidiary) will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in such Guarantor's ceasing to be a Significant Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indenture. In addition, the prospectus supplement may specify additional circumstances under which a Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

   The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiple thereof. (Section 302)

   At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, begin satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

   If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section
305)

Global Securities

   Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

   Notwithstanding any provision of the applicable Indenture or any Debt Security described herein, no Global Security may be exchanged or transferred in whole or in part for Debt Securities registered in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

  .  the Depositary is unwilling or unable to continue as depositary;

  . an Event of Default has occurred and is continuing under the Debt Securities represented by the Global Security; or

  .  as otherwise provided in a prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section
305)

   As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the applicable Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Guarantors, the Trustees or our agents or the Trustees will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agent

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

   Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the Senior Indenture (the "Senior Trustee") in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Subordinated Trustee in the City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

   All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

   We may consolidate with or merge into, or sell or lease substantially all of our properties to any person only if:

  . the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

  . immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both,would become an Event of Default, shall have occurred and be continuing; and

  . any other conditions specified in the applicable prospectus supplement are met. (Section 801)

Events of Default

   Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

  . failure to pay principal or premium on any Debt Security of that series when due;

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

  . failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

  . failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

  . failure to perform or comply with the provisions described under "--Consolidation, Merger and Sale of Assets";

  . failure to perform any of our other covenants in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series) for 60 days after being given written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Debt Securities of that series;

  . default under the terms of any instrument evidencing or securing any of our Debt or any Significant Subsidiary having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Debt (which acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) or constitutes the failure to pay all or any portion of the principal amount of such Debt when due;

  . the rendering of a final judgment or judgments against us or any Significant Subsidiary in an amount in excess of $20 million that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

  . certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary Guarantor or any group of Significant Subsidiaries that together would constitute a Significant Subsidiary Guarantor; and

  . in the case of Debt Securities guaranteed by any Guarantor, the Subsidiary Guarantee of any Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Guarantor or any person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture). (Section 501)

   If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration. (Section 502)

   Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless the Holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

   The Holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture unless:

  . the Holder previously gave written notice to the Trustee of an Event of Default;

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

  . the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

  . the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 15 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security (Section 508).

   We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Amendment and Waiver

   Modifications and amendments of the Indentures may be made by us, the Guarantors and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

   (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

   (2) reduce the principal amount of, or any premium or interest on, any Debt Security,

   (3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

   (4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

   (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

   (6) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

   (7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Guarantor,

   (8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

   (9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or

  (10) modify such provisions with respect to modification and waiver. (Section
       902)

   The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

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

   The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date, (A) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (B) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (C) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (A) or (B) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

   Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section
104)

Defeasance And Covenant Defeasance

   If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures, relating to defeasance and discharge of indebtedness (Section 1502) and to defeasance of certain restrictive covenants (Section 1503) applied to the Debt Securities of any series, or to any specified part of a series.

   Defeasance and Discharge. The Indentures provide that, upon our exercise of our option (if any) we will be discharged from all our obligations, and have the subordination provisions of any Subordinated Indenture (if any) cease to be effective, with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities.

   Such defeasance or discharge may occur only if, among other things,

   (1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

   (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

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

   (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Significant Subsidiary is a party or by which we or any Significant Subsidiary is bound;

   (4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any of our Senior Indebtedness shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

   (5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940. (Sections 1502 and
       1504)

   Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

   Defeasance of Certain Covenants. The Indentures provide that, upon our exercise of our option (if any), we may omit to comply with specified restrictive covenants as described in an applicable prospectus supplement and the occurrence of specified Events of Default in "--Events of Default" and any Events of Default described in an applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504) Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Notices

   Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

Title

   We, the Guarantors, the Trustees and any agent of ours may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

   The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

                         DESCRIPTION OF CAPITAL STOCK

   Sonic's authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value (of which 300,000 shares have been designated as Class A convertible preferred stock). As of November 16, 2000, Sonic had 30,074,938 outstanding shares of Class A common stock, 12,250,000 outstanding shares of Class B common stock and
250.5 outstanding shares of Class A convertible preferred stock. In pending acquisitions, Sonic has agreed to issue approximately $2.0 million in Class A common stock and $4.6 million in Class A convertible preferred stock convertible into Class A common stock.

   The following summary description of Sonic's capital stock does not purport to be complete and is qualified in its entirety by reference to Sonic's Amended and Restated Certificate of Incorporation (which was filed as an exhibit to Sonic's Registration Statement on Form S-1 (File No. 333-33295)), Sonic's amendment to its Amended and Restated Certificate of Incorporation (which is filed as an exhibit to the registration statement on Form S-3 (File No. 333-82615)), Sonic's Certificate of Designations relating to the Class A convertible preferred stock (which was filed as an exhibit to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998) and to Delaware law. Reference is made to such exhibits and to Delaware law for a detailed description of the provisions thereof summarized below.

Preferred Stock

  Class A Convertible Preferred Stock

   Dividends. The preferred stock has no preferential dividends. Rather, holders of preferred stock are entitled to participate in dividends payable on the Class A common stock on an "as-if-converted" basis.

   Voting Rights. Each share of preferred stock entitles its holder to a number of votes equal to that number of shares of Class A common stock into which it could be converted as of the record date for the vote.

   Liquidation Rights. The preferred stock has a liquidation preference of $1,000 per share.

   Conversion Rights. Each share of preferred stock is convertible into shares of Class A common stock at the holder's option at specified conversion rates. After the second anniversary of the date of issuance, any shares of preferred stock that have not been converted are subject to mandatory conversion to Class A common stock at the option of Sonic. No fractional shares of Class A common stock will be issued upon conversion of any shares of preferred stock. Instead, Sonic will pay cash equal to the value of such fractional share.

   Generally, each share of preferred stock is convertible into that number of shares of Class A common stock that has an aggregate Market Price at the time of conversion equal to $1,000 (with certain adjustments for the Series II and Series III preferred stock). Conversion of Series II preferred stock is subject to certain adjustments that have the effect of limiting increases and decreases in the value of the Class A common stock receivable upon conversion by 10% of the original value of the shares of Series II preferred stock. Conversion of Series III preferred stock is subject to certain adjustments that have the effect of limiting increases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series III preferred stock. "Market Price" is defined as the average closing price per share of Class A common stock on the New York Stock Exchange for the 20 trading days immediately preceding the date of conversion. If the Class A common stock is no longer listed on the New York Stock Exchange, then the Market Price will be determined on the basis of prices reported on the principal exchange on which the Class A common stock is listed, or if not so listed, prices furnished by NASDAQ. If the Class A common stock is not listed on an exchange or reported on by NASDAQ, then the Market Price will be determined by Sonic's board of directors.

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

   Before the first anniversary of the date of issuance of preferred stock, each holder of preferred stock is unable to convert without first giving Sonic 10 business days' notice and an opportunity to redeem such preferred stock at the then applicable redemption price.

   Redemption. The preferred stock is redeemable at Sonic's option at any time after the date of issuance. The redemption price for the Series I preferred stock is $1,000 per share. The redemption price for the Series II preferred stock and the Series III preferred stock is as follows: (a) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption, and (b) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption. There is no restriction on Sonic's ability to redeem the preferred stock while there is an arrearage in payment of dividends on such preferred stock.

  Undesignated Preferred Stock

   As of the date of this prospectus, no shares of preferred stock are outstanding other than the Class A convertible preferred stock discussed above. Our board of directors may authorize the issuance of preferred stock in one or more series from our undesignated preferred stock or our Class A convertible preferred stock and, with respect to presently undesignated preferred stock, may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

  .  the designation of the series;

  . the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

  . whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

  . the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

  . the redemption rights and price or prices, if any, for shares of the series;

  . the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  . the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

  . whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, that adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

  . restrictions on the issuance of shares of the same series or of any other class or series; and

  .  the voting rights, if any, of the holders of shares of that series.

   The prospectus supplement will specify any terms of any series of preferred stock offered by it. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

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

   We believe that the ability of our board of directors to issue one or more series of preferred stock from our undesignated preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

   Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Common Stock

   Sonic's Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

  Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

   The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

   In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

   Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

  .  "going private" transaction,

  .  sale or other disposition of all or substantially all of Sonic's assets,

  . sale or transfer that would cause the nature of Sonic's business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

   A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer, partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

   As used in this prospectus, the term the "Smith Group" consists of the following persons:

  .  Mr. Smith and his guardian, conservator, committee, or attorney-in-fact;

  . William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

  . each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and

  .  each "Family Controlled Entity."

   The term "Family Controlled Entity" means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

   Under Sonic's charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

  Dividends

   Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic's charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.

  Other Rights

   Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

   Certain provisions of Delaware Law and of Sonic's charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

   Delaware Antitakeover Law. Sonic is subject to the provisions of Delaware law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

   Classified Board of Directors. Sonic's bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for Sonic. Moreover, under Delaware law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of Sonic from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filing the vacancies with their own nominees.

   Special Meetings of Stockholders. Sonic's bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic's Board of Directors. Sonic's bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Sonic's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

   Conflict of Interest Procedures. Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms' length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of Sonic's independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

   Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

   Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability

  . for any breach of the officer's or director's duty of loyalty to us or our stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law, or

  . for any transaction from which the officer or director derived an improper personal benefit.

   The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

   Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

   Our transfer agent and registrar of our common stock is First Union National Bank.

                            DESCRIPTION OF WARRANTS

   We may issue Class A common stock warrants for the purchase of our Class A common stock. Class A common stock warrants are referred to in this prospectu as "Warrants." Warrants may be issued independently or together with any Class A common stock, preferred stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from the Class A common stock, preferred stock or Debt Securities.

   Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Warrants.

   The following description summarizes the general terms of the form of warrant agreements and warrant certificates, which have been filed as exhibits to the registration statement of which this prospectus forms a part. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you.

General

   The prospectus supplement relating to a particular series of warrants will include the specific forms of the series, including, where applicable, the following:

  .  the title of the Warrants;

  .  the offering price;

  . the currency or currency units in which the purchase price for offered Warrants may be payable;

  . the number of shares of Class A common stock purchasable upon the exercise of a Warrant;

  .  the redemption or call provisions, if any, applicable to the Warrants:

  . the date on and after which the Warrants and the related shares of Class A common stock or preferred stock or the related Debt Securities will be separately transferable;

  . the price and currency or currency units at which the shares of Class A common stock, as the case may be, may be purchased upon exercise;

  . the date on which the right to exercise the Warrants begins and the date on which the right to exercise expires (the "expiration date");

  . the minimum and maximum amount of Warrants that may be exercised at any one time;

  .  the antidilution provisions of the Warrants, if any;

  .  United States federal income tax consequences applicable to that Warrant;

  . whether the Warrants represented by the warrant certificates will be issued in registered or bearer form;

  .  procedures for cashless exercise, if any, for the Warrants; and

  . any other terms of the Warrants, including terms, procedures and limitations relating to exchange and exercise of the Warrants.

Transfers and Exchange

   Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of Class A common stock, as applicable, purchasable upon exercise. This means holders of Warrants will not have the right to receive payments of dividends, if any, on the Class A common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise

   Each Warrant will entitle its holder to purchase the number of shares of Class A common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise Warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Warrants will become void.

   Holders will be able to exercise Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the shares of Class A common stock issuable upon that exercise. If fewer than all of the Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Warrants.

                       CERTAIN MANUFACTURER RESTRICTIONS

   Under agreements between Sonic and certain manufacturers, Sonic has agreed to provide the statement provided below:

      No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for the offering.

   Under Sonic's Dealer Agreement with General Motors ("GM"), Sonic has agreed, among other things, to disclose the following provisions:

      Sonic will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

      If Sonic, through its board of directors or through shareholder action, proposes or if any person, entity or group sends Sonic a Schedule 13D, or any amendments thereto, disclosing (a) an agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic, through its board of directors or through shareholder action, proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of a material amount of assets of Sonic and its subsidiaries; (iii) any change which, together with any changes made to the board of directors within the preceding year, would result in a change in control of the then current board of Sonic; or (iv) in the case of an entity that produces motor vehicles or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchiser, the acquisition by any person, entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group, through the Sonic board of directors or shareholders action, to change the board of directors of Sonic, then, if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such Schedule 13D or such amendment.

      If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM's dealership agreement with Sonic, or (b) provide evidence to GM that such person, entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.

      Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM dealer agreement shall apply to any such transfer.

                             SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the shares to be offered hereby by the selling stockholders as of November 16, 2000, and as adjusted to reflect the sale of the securities offered hereby by the selling stockholders. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below. The information in the table concerning the selling stockholders who may offer Class A common stock hereunder from time to time is based on information provided to us by such stockholders. Information concerning such selling stockholders may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent required. See "Plan of Distribution." To our knowledge, none of the selling stockholders has had within the past three years any material relationship with Sonic or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                        Shares     Shares     Shares
                                                     Beneficially  to be   Beneficially
                                                        Owned     Sold In     Owned
                                                     Prior to the   the     After the
Name of Selling Stockholder                            Offering   Offering   Offering
---------------------------                          ------------ -------- ------------
TCW Leveraged Income Trust, L.P. (1)................   177,864      7,247    170,617*
TCW Shared Opportunity Fund II, L.P. (1)............    19,734        724     19,010*
Crescent/Mach I Partners, L.P. (1)..................    98,675      3,623     95,052*
TCW/Crescent Mezzanine Partners, L.P. (1)...........   948,460     34,831    913,629*
TCW/Crescent Mezzanine Trust........................   288,643     10,595    278,048*
TCW/Crescent Mezzanine Investment Partners, L.P. (1)    25,956        956     25,000*

--------
*  Represents less than 1% of the outstanding Class A common stock.
(1) Except as otherwise noted below, these selling stockholders agreed not to offer, sell or otherwise dispose of, or contract to sell or dispose of, all shares shown as beneficially owned, as follows: (A) as to 15% of the shares indicated, until June 7, 2000 and (B) as to the remaining shares indicated, until December 10, 2000. Beginning on March 9, 2000, the TCW affiliated selling stockholders were entitled to sell as a group, without accumulation of amounts previously unsold, up to 7,500 shares per day from 419,530 of the total shares held by such group. The shares to be sold in the offering were issued to these stockholders and are now being registered pursuant to a price protection provision in the Agreement and Plan of Merger and Reorganization dated as of October 31, 1999, among Sonic Automotive, Inc., FAA Acquisition Corp., FirstAmerica Automotive, Inc. and certain of the stockholders of FirstAmerica Automotive, Inc.

                             PLAN OF DISTRIBUTION

   We may sell securities pursuant to this prospectus (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers, including existing stockholders in a rights offering.

   The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledges, in a variety of ways, including:

  . transactions, which may involve crosses and block transactions, on the New York Stock Exchange or other exchanges on which the Class A common stock may be listed for trading;

  .  privately negotiated transactions, including sales pursuant to pledges;

  .  in the over-the-counter market;

  .  in brokerage transactions; or

  .  in a combination of these types of transactions.

   These transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. This prospectus also may be used, with Sonic's consent, by donees of the selling stockholders, or by other persons, including pledgees, acquiring the shares from the selling stockholders and who wish to offer and sell their shares under circumstances requiring or making desirable its use. To the extent required, Sonic will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of donees or pledgees of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.

By Underwriters

   If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in the prospectus supplement the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters may, from time to time, effect transactions that stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market, such stabilizing activities, if commenced, may be discontinued at any time.

By Agents

   Securities may also be sold through agents. Unless indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

Direct Sales; Rights Offerings

   Securities may also be sold directly by us or the selling stockholders. In this case, no underwriters or agents would be involved. We or the selling stockholders may sell offered securities upon the exercise of rights that may be issued to our security holders.

Delayed Delivery Arrangements

   We or the selling stockholders may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

   Underwriters, brokers, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act, and any discounts, concessions or commissions received by them from us or the selling stockholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. Neither Sonic nor the selling stockholders can presently estimate the amount of such compensation. Sonic knows of no existing arrangements between any selling stockholder and any other selling stockholder, broker, dealer or other agent relating to the sale or distribution of the shares.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the selling stockholders' shares may not simultaneously engage in market activities with respect to the Class A common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the Class A common stock.

   Sonic will pay substantially all of the expenses incident to the offering of the shares by the selling stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. We or the selling stockholders may have agreements with the underwriters, brokers, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, brokers, dealers or agents may be required to make. Sonic may agree to indemnify the selling stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

   Underwriters, brokers, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 LEGAL MATTERS

   The validity of the securities issuable under this prospectus will be passed upon for Sonic by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina.

                                    EXPERTS

   The consolidated financial statements of Sonic Automotive, Inc. and Subsidiaries, the combined financial statements of Williams Automotive Group, the financial statements of Economy Cars, Inc., the financial statements of Global Imports, Inc., the combined financial statements of Newsome Automotive Group, the combined financial statements of Lloyd Automotive Group, the financial statements of Lute Riley Motors, Inc., the combined financial statements of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., the combined financial statements of Manhattan Automotive Group and the financial statements of Freeland Automotive, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FirstAmerica Automotive, Inc. and Subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                 $130,000,000

[LOGO]
SONIC
AUTOMOTIVE/TM/

              5 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009

                           ------------------------
                             PROSPECTUS SUPPLEMENT
                           ------------------------


    MERRILL LYNCH & CO.     BANC OF AMERICA SECURITIES LLC
(SOLE BOOK-RUNNING MANAGER)       (CO-LEAD MANAGER)

                              WACHOVIA SECURITIES

                                  MAY 1, 2002

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